   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1995
                                                       REGISTRATION NO. 33-60081
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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                            CINCINNATI MILACRON INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------
            DELAWARE                       3541                 31-1062125
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD       (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)  INDUSTRIAL CLASSIFICATION   IDENTIFICATION
                                         CODE NUMBER)              NO.)

                              4701 MARBURG AVENUE
                             CINCINNATI, OHIO 45209
                                 (513) 841-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                WAYNE F. TAYLOR
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            CINCINNATI MILACRON INC.
                              4701 MARBURG AVENUE
                             CINCINNATI, OHIO 45209
                                 (513) 841-8100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                   COPIES TO:


       JAMES M. EDWARDS                                  JOHN R. SAGAN
    CRAVATH, SWAINE & MOORE                          MAYER, BROWN & PLATT
       825 EIGHTH AVENUE                           190 SOUTH LASALLE STREET
    NEW YORK, NEW YORK 10019                       CHICAGO, ILLINOIS 60603
         (212) 474-1000                                 (312) 782-0600


                                ---------------
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                                ---------------

                        CALCULATION OF REGISTRATION FEE
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                                                            PROPOSED       PROPOSED
                                              AMOUNT        MAXIMUM         MAXIMUM       AMOUNT OF
         TITLE OF EACH CLASS OF               TO BE      OFFERING PRICE    AGGREGATE     REGISTRATION
       SECURITIES TO BE REGISTERED          REGISTERED      PER UNIT    OFFERING PRICE       FEE
- -----------------------------------------------------------------------------------------------------
7 7/8% Notes Due 2000...................   $100,000,000    $1,000(1)    $100,000,000(1)    $34,483

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(1) Estimated solely for the purpose of calculating the registration fee.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                            CINCINNATI MILACRON INC.

                             CROSS-REFERENCE SHEET

     (PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING THE LOCATION IN THE
        PROSPECTUS OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-4)

                 ITEM
                 ----
  1. Forepart of Registration
     Statement and Outside Front    Facing Page of the Registration Statement;
     Cover Page of Prospectus....   Cross Reference Sheet; Outside Front Cover
                                    Page of Prospectus
  2. Inside Front and Outside
     Back Cover Pages of Prospec-   Available Information; Incorporation of
     tus.........................   Certain Documents by Reference; Outside
                                    Back Cover Page of Prospectus
  3. Risk Factors, Ratio of Earn-
     ings to Fixed Charges and      Prospectus Summary; Risk Factors; Ratio of
     Other Information...........   Earnings to Fixed Charges; Selected
                                    Historical Financial Data; Selected
                                    Historical Segment Information; Selected
                                    Historical Geographic Information; The
                                    Exchange Offer; Business; Description of
                                    the New Notes; Certain Federal Income Tax
                                    Considerations
  4. Terms of the Transaction....   Prospectus Summary; The Exchange Offer;
                                    Description of the New Notes; Plan of
                                    Distribution; Certain Federal Income Tax
                                    Considerations
  5. Pro Forma Financial Informa-
     tion........................   (Not Applicable)
  6. Material Contacts with the
     Company Being Acquired......   (Not Applicable)
  7. Additional Information Re-
     quired for Reoffering by
     Persons and Parties Deemed
     to be Underwriters..........   (Not Applicable)
  8. Interests of Named Experts
     and Counsel.................   Legal Matters; Experts
  9. Disclosure of Commission Po-
     sition on Indemnification
     for Securities Act Liabili-
     ties........................   (Not Applicable)
 10. Information with Respect to    Available Information; Incorporation of
     S-3 Registrants.............   Certain Documents by Reference; Prospectus
                                    Summary; Selected Historical Financial
                                    Data; Selected Historical Segment
                                    Information; Selected Historical Geographic
                                    Information; Management's Discussion and
                                    Analysis of Financial Condition and Results
                                    of Operations; Business
 11. Incorporation of Certain In-   Incorporation of Certain Documents by
     formation by Reference......   Reference
 12. Information with Respect to
     S-2 or S-3 Registrants......   (Not Applicable)
 13. Incorporation of Certain In-
     formation by Reference......   (Not Applicable)
 14. Information with Respect to
     Registrants Other Than S-3
     or S-2 Registrants..........   (Not Applicable)
 15. Information with Respect to
     S-3 Companies...............   (Not Applicable)
 16. Information with Respect to
     S-2 or S-3 Companies........   (Not Applicable)
 17. Information with Respect to
     Companies Other Than S-3 or
     S-2 Companies...............   (Not Applicable)
 18. Information if Proxies, Con-
     sents or Authorizations are
     to be Solicited.............   (Not Applicable)
 19. Information if Proxies, Con-
     sents or Authorizations are
     not to be Solicited or in an   Available Information; Incorporation of
     Exchange Offer..............   Certain Documents by Reference; Prospectus
                                    Summary; The Exchange Offer

SUBJECT TO COMPLETION (DATED JULY 21, 1995)

PROSPECTUS

                                  CINCINNATI
                                   MILACRON

                 Offer to Exchange its 7 7/8% Notes Due 2000, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 7 7/8% Notes Due 2000

  The Exchange Offer will expire at 5:00 p.m., New York City time, on August 22, 1995, unless extended.

                                   --------

  Cincinnati Milacron Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 7 7/8% Notes due 2000 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 7 7/8% Notes due 2000 (the "Old Notes"), of which $100,000,000 aggregate principal amount is outstanding as of the date hereof. The New Notes and the Old Notes are collectively referred to herein as the "Notes".

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the date the Exchange Offer expires (the "Expiration Date"), which will be August 22, 1995, unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. Old Notes may be tendered only in integral multiples of $1,000. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer".

  The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined), which governs both the Old Notes and the New Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes".

  The New Notes will bear interest at the rate of 7 7/8% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 17, 1995. Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1995. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest on such Old Notes. See "The Exchange Offer".

  Prior to this Exchange Offer, there has been no public market for the Old Notes or New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop.

  CS First Boston Corporation, BT Securities Corporation and J.P. Morgan Securities Inc. (the "Initial Purchasers") have agreed that one or more of them will act as market-makers for the New Notes. However, the Initial Purchasers are not obligated to so act and they may discontinue any such market-making at any time without notice.

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" ON PAGE 11 OF THIS PROSPECTUS.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is       , 1995.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The common stock of the Company is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Company's 1994 Form 10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended March 25, 1995 (the "Company's 1995 Form 10-Q") and the Company's Current Report on Form 8-K dated February 1, 1995 (as amended by the Company's Form 8-K/A relating thereto filed April 14, 1995), the Company's Current Report on Form 8-K dated May 17, 1995 and the Company's Current Report on Form 8-K dated May 31, 1995 (such Current Reports on Form 8-K, the "Company's 1995 Form 8-Ks"), each of which has been filed previously with the SEC pursuant to the Exchange Act, are incorporated by reference into this Prospectus.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Notes shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUSIVE OF EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN), WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO WAYNE F. TAYLOR, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CINCINNATI MILACRON INC., 4701 MARBURG AVENUE, CINCINNATI, OHIO 45209 (TELEPHONE (513) 841-8100). TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus and in the Company's 1994 Form 10-K, the Company's 1995 Form 10-Q and the Company's 1995 Form 8-Ks, each referred to herein under "Incorporation of Certain Documents by Reference".

                                  THE COMPANY

  Cincinnati Milacron Inc. (together with its consolidated subsidiaries, except where the context otherwise requires, the "Company" or "Cincinnati Milacron") is one of the world's leading manufacturers of plastics machinery, machine tools and industrial consumable products for metalworking, as well as related computer controls and software for factory automation. Incorporated in Delaware in 1983, the Company is a successor to a business established in 1884.

  The Company sells products and provides services to industrial customers throughout the world. The Company has a long-standing reputation for quality and technological leadership. Virtually all of the Company's plastics machinery products and machine tools are computer-controlled and many include advanced applications software. The Company has three business segments: plastics machinery, machine tools and industrial products.

  Through strategic acquisitions, accelerated new product development and consolidation of its U.S. machine tool operations, the Company has made significant progress since the beginning of 1993 toward achieving a better balance between its businesses in terms of product, customer and geographic mix.

  The Company currently expects 1995 sales to approach $1.6 billion, approximately 40% of which is expected to come from the Company's industrial products segment, making this the Company's largest business segment. The plastics machinery segment is expected to be the Company's second largest business segment in 1995. The Company expects the growth in industrial consumable products and plastics machinery sales to make the Company less susceptible to the business cycles and historically low margins characteristic of the machine tool business.

  In addition, the Company expects that almost half of its sales for 1995 will come from sales outside the United States. The Company also expects that its growing foreign sales, over time, will decrease the Company's dependence upon the U.S. economy.

STRATEGIC ACQUISITIONS

  Early in 1993, the Company acquired GTE Valenite Corporation ("Valenite"), expanding the Company's industrial products segment. With the acquisition of Valenite, the Company believes that it is the second largest U.S. and third largest worldwide producer of carbide metalcutting tool systems.

  In 1993, the Company also acquired FM Maschinenbau GmbH ("Ferromatik"), one of Europe's leading manufacturers of plastics injection molding machines. The Ferromatik acquisition expanded the Company's plastics processing technology base and product line and enabled the Company to achieve its objective of establishing a plastics machinery manufacturing and distribution base in Germany to serve Europe and other markets.

  In February 1995, the Company completed the acquisition of Germany-based Krupp Widia GmbH ("Widia"). Widia, with 1994 sales of approximately $225 million, is one of the world's leading producers of industrial metalworking products. Widia also owns a 51% interest in Widia (India) Ltd., an Indian public company. The Company's acquisition of Widia complemented Valenite's geographic balance, enhanced the Company's technological base, diversified its industrial consumable product line and expanded its worldwide sales and distribution network.

  On July 20, 1995, the Company consummated the acquisition of Talbot Holdings Ltd. ("Talbot"). With annual sales of approximately $40 million, Talbot is a major supplier of round high-speed steel and carbide metalcutting tools. The total consideration for the acquisition, including assumed debt of approximately $5 million, was approximately $38 million. The transaction will be accounted for under the purchase method and was financed through available cash and existing credit lines.

ACCELERATED NEW PRODUCT DEVELOPMENT

  In recent years, the Company has undertaken a major program for product development, process improvement and modernization, known as "Wolfpack". The objectives of Wolfpack are to design and produce new products at world-competitive levels of quality, performance, efficiency and cost. Key principles of the Wolfpack philosophy are: teamwork, a market-driven approach, "simultaneous engineering", reduction and standardization of parts, design for manufacturability and integrated, just-in-time manufacturing. Compared to the products they replace, Wolfpack-developed products typically have achieved a 30 to 50 percent reduction in product development cycles, number of total parts, manufacturing lead time, installation time and overall cost. Today, most of the Company's plastics processing machinery lines have been developed through the Wolfpack approach, and about 90% of the Company's machine tool sales consist of Wolfpack designs.

MACHINE TOOL CONSOLIDATION

  During 1994, the Company completed a major consolidation of its U.S. machine tool operations that addressed excess manufacturing capacity. Production at the Company's two machine tool facilities in South Carolina was phased out, and the facilities were closed. The Company transferred most of the machines and systems in South Carolina used to manufacture horizontal machining centers and turning centers to its Cincinnati facilities. Presently, the Company manufactures all of its machine tool products in Cincinnati, Ohio and Birmingham, England.

                                ----------------

  Cincinnati Milacron's principal executive office is located at 4701 Marburg Avenue, Cincinnati, Ohio 45209 and its telephone number is (513) 841-8100.

                               THE EXCHANGE OFFER

Registration Rights           The Old Notes were sold by the Company on May 17,
 Agreement..................  1995, to the Initial Purchasers, which placed the
                              Old Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement (as defined) providing, among other things, for the Exchange Offer.

The Exchange Offer..........  New Notes are being offered in exchange for an equal principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate principal amount of Old Notes are outstanding. Since the New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes, no gain or loss will be recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange Offer-- Accounting Treatment". Holders of the Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the Delaware General Corporation Law, the state of incorporation of the Company.

                              Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided such New Notes are acquired in the ordinary course of the holder's business and such holders have no arrangement or understanding with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade the New Notes without any restrictions or limitations under the securities laws of the several states of the United States. If a holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Consequences of Failure to Exchange" and "Description of the New Notes--Exchange Offer; Registration Rights".

Expiration Date.............
                              5:00 p.m., New York City time, on August 22,
                              1995, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New
 Notes and Old Notes........
                              The New Notes will bear interest at the rate of 7 7/8% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 17, 1995. In addition, holders of New Notes will receive, on the next interest payment date following the Expiration Date, a payment equal to the amount of accrued and unpaid Additional Interest (as defined), if any, on the Old Notes exchanged for such New Notes. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest (including Additional Interest, if any) on such Old Notes. See "The Exchange Offer--Acceptance of Old Notes for Exchange; Delivery of New Notes".

Conditions to the Exchange    The Exchange Offer is subject to certain
 Offer......................  customary conditions, which may be waived by the
                              Company. See "The Exchange Offer--Conditions".
                              Except for the requirements of applicable Federal and state securities laws, there are no Federal or state regulatory requirements or approvals to be complied with or obtained by the Company in connection with the Exchange Offer. NO VOTE OF
                              THE COMPANY'S SECURITY HOLDERS IS REQUIRED TO
                              EFFECT THE EXCHANGE OFFER, AND NO SUCH VOTE (OR
                              PROXY THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering      Each holder of Old Notes wishing to accept the
 Old Notes..................  Exchange Offer must complete, sign and date the
                              Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange
                              Agent (as defined) at the address set forth herein and therein. See "The Exchange Offer--
                              Procedures for Tendering".

Withdrawal Rights...........
                              Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
 Delivery of New Notes......  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer".

Certain Tax Considerations..  The exchange of New Notes for Old Notes should not be a sale or exchange or otherwise a taxable event for Federal income tax purposes. See "Certain Federal Income Tax Considerations".

Exchange Agent..............  BankAmerica National Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

Use of Proceeds.............  There will be no proceeds to the Company from the
                              Exchange Offer. The net proceeds to the Company from the sale of the Old Notes were approximately $98 million. The Company used (or will use) such proceeds to repay outstanding indebtedness, including approximately $81 million of indebtedness under the Company's revolving credit facility (the "Revolving Credit Facility"). See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Sources of Capital".

                         SUMMARY OF TERMS OF NEW NOTES

  The Exchange Offer relates to the exchange of up to $100,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. See "Description of the New Notes".

COMPARISON WITH OLD NOTES

Freely Transferable..............  Generally, the New Notes will be freely transferable under the Securities Act by holders who are not affiliates of the Company. The New Notes otherwise will be substantially identical in all material respects (including interest rate and maturity) to the Old Notes. See "The Exchange Offer--Terms of the Exchange Offer".

Registration Rights..............  The holders of Old Notes currently are entitled to certain registration rights
                                   pursuant to an Exchange Registration Rights
                                   Agreement (the "Registration Rights
                                   Agreement") dated as of May 10, 1995, between the Company and CS First Boston Corporation, as representative of the Initial Purchasers. However, upon consummation of the Exchange Offer, subject to certain exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors-- Consequences of Failure to Exchange".

TERMS OF THE NEW NOTES

Interest Payment Dates...........  May 15 and November 15 of each year, commencing November 15, 1995.

Interest Rate....................  7 7/8% per annum.

Maturity Date....................  May 15, 2000.

Redemption.......................  None.

Sinking Fund.....................  None.

Ranking..........................  The New Notes will be unsecured obligations of the Company and will rank pari passu with other existing unsecured debt of the Company. At March 25, 1995, after giving effect to the sale of the Old Notes and the application of the proceeds thereof, the Company would have had outstanding approximately $299.4 million of senior indebtedness, including the Old Notes, and the Company would not have had any subordinated indebtedness outstanding. Except for approximately $3.9 million of indebtedness related to Industrial Development Revenue Bonds and $9.4 million of indebtedness assumed in connection with the acquisitions of Ferromatik and Widia, the Company had no debt secured by properties or equipment at March 25, 1995. Due to the limitations set forth in the terms of the Company's outstanding indebtedness, the Company currently has no intention to issue debt that will rank senior to the New Notes.

Restrictive Covenants............  The indenture governing the New Notes will limit (i) the issuance of certain secured debt by the Company and (ii) the entrance into sale and leaseback transactions by the Company. Both of these restrictions, however, are subject to a number of qualifications. See "Description of the New Notes".

                                  RISK FACTORS

  Holders of Old Notes should carefully consider all of the information set forth in this Prospectus and, in particular, the information set forth under "Risk Factors" before tendering their Old Notes in the Exchange Offer.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

                                       FISCAL YEAR(A)
                           ------------------------------------------------
                                   (DOLLARS IN MILLIONS)
                             1994      1993        1992    1991       1990
                           --------  --------     ------  ------     ------
SUMMARY OF OPERATIONS
Sales....................  $1,197.1  $1,029.4     $789.2  $754.0     $805.2
Manufacturing margins(b).     292.3     238.1      176.6   150.8      172.4
Percent of sales.........      24.4%     23.1%      22.4%   20.0%      21.4%
Operating earnings
 (loss)(c)...............  $   64.2  $  (23.8)(d) $ 43.2  $(58.3)(e) $  6.8(f)
Interest expense.........     (17.9)    (15.7)     (19.1)  (19.1)     (19.7)
Earnings (loss) from
 continuing operations
 before extraordinary
 items and cumulative
 effect of changes in
 methods of accounting...      37.7     (45.4)(d)   16.1   (83.1)(e)  (13.6)(f)
Net earnings (loss)......      37.7    (101.9)(d)   21.5  (100.2)(e)  (24.3)(f)
BALANCE SHEET DATA (AT
 YEAR END)
Working capital..........  $  151.4  $  114.3     $191.8  $188.0     $253.6
Total assets.............     787.6     729.6      578.9   598.4      693.0
Total debt...............     226.9     185.2      175.6   162.8      169.4
Shareholders' equity.....     157.8     124.1      134.4   129.0      247.7
OTHER DATA
EBITDA(g)................  $   92.4  $   72.2     $ 64.1  $ 40.8     $ 57.1
Ratio of EBITDA to inter-
 est expense.............       5.2       4.6        3.4     2.1        2.9
Capital expenditures.....  $   43.0  $   23.4     $ 17.6  $ 15.5     $ 34.1
Backlog of unfilled or-
 ders at year end........     287.1     246.0      249.6   277.3      268.6

- --------
Note: See "--Recent Developments", "Selected Historical Financial Data",
    "Selected Historical Segment Information", "Selected Historical Geographic Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(a) 1992 includes 53 weeks as compared to 52 weeks included in 1994, 1993, 1991 and 1990.
(b) Represents gross profit, which is sales less cost of products sold.
(c) Represents earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting and before net interest expense and taxes.
(d) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1993 includes a charge of $47.1 million (with no current tax effect) for the consolidation of domestic machine tool manufacturing operations and charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business. Additional charges totaling $52.1 million related to the adoption of S.F.A.S. 109, "Accounting for Income Taxes" ("SFAS 109") and S.F.A.S. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"), as well as an extraordinary loss of $4.4 million related to the early extinguishment of debt, are included in the net loss for 1993.
(e) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1991 includes a charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations. An additional charge of $14.9 million (with no current tax effect) related to the revaluation for sale of LK Tool is included in net earnings for fiscal year 1991.
(f) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1990 includes a charge of $26.6 million ($24.9 million after tax) for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.
(g) Represents operating earnings (loss), excluding certain charges which are discussed below, before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by holders of Old Notes who tender their Old Notes in the Exchange Offer as an alternative to net income or as an indicator of the Company's operating performance. As presented above, EBITDA excludes the following: in 1993, a charge of $47.1 million (with no current tax effect) for the consolidation of domestic machine tool manufacturing operations and charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business; in 1991, a charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations; and in 1990, a charge of $26.6 million ($24.9 million after tax) for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

                              RECENT DEVELOPMENTS

  On January 27, 1995, the Company sold its American Mine Tool business for $15 million, resulting in a pretax gain in the first quarter of 1995 of $5 million ($4 million after tax).

  On February 1, 1995, the Company completed its acquisition of Widia for approximately $80 million in cash. Widia, with 1994 sales of approximately $225 million, is one of the world's leading producers of industrial metalworking products. Widia's production and distribution networks in Europe and India are expected to complement Valenite's strength in North America, Japan and other Asian markets. The acquisition was financed principally with German marks available under the Revolving Credit Facility. In May 1995, the Company adopted a plan with a total cost of $17.1 million ($13.1 million in cash) to integrate certain operations of Valenite and Widia in order to improve future profitability. As a result, a $9.8 million pretax integration charge ($7.8 million after tax) was recorded in the second quarter of 1995 for that portion of the plan directly related to Valenite. The remaining $7.3 million that relates to Widia has been recorded as a purchase accounting adjustment.

  On July 20, 1995, the Company consummated the acquisition of Talbot. With annual sales of approximately $40 million, Talbot is a major supplier of round high-speed steel and carbide metalcutting tools. The total consideration for the acquisition, including assumed debt of approximately $5 million, was approximately $38 million. The transaction will be accounted for under the purchase method and was financed through available cash and existing credit lines.

  On July 18, 1995, the Company issued a press release in which it reported its operating results for the two quarters ended June 17, 1995. The Company reported sales and net earnings for the period of $744.9 million and $21.4 million, respectively. The latter amount includes a pretax gain recorded in the first quarter of $5.0 million ($4.0 million after tax) on the sale of the Company's American Mine Tool business and a pretax charge recorded in the second quarter of $9.8 million ($7.8 million after tax) to integrate certain operations of Valenite and Widia in order to improve future profitability. Both the gain and the charge relate to the Company's industrial products segment. During the two quarters ended June 17, 1995, cash and cash equivalents increased by $22.7 million to $44.2 million. New orders for the period of $768 million increased by $199 million, or 35%, over the equivalent period of 1994. Following is a comparison of certain summary financial data at, and for the two quarters ended, June 17, 1995 and June 18, 1994:

                                                        TWO QUARTERS ENDED
                                                        -----------------------
                                                            (DOLLARS IN
                                                             MILLIONS)
                                                        JUNE 17,      JUNE 18,
                                                          1995          1994
                                                        ----------    ---------
SUMMARY OF OPERATIONS
Sales.................................................. $    744.9     $  514.8
Manufacturing margins(a)...............................      184.7        124.3
Percent of sales.......................................       24.8%        24.1%
Operating earnings(b).................................. $     38.0(c)  $   23.7
Interest expense.......................................      (11.9)        (7.5)
Net earnings...........................................       21.4(c)      12.9
BALANCE SHEET DATA (AT QUARTER END)
Working capital........................................   $  299.2     $  160.2
Total assets...........................................    1,054.2        750.0
Total debt.............................................      326.3        192.9
Shareholders' equity...................................      192.6        136.3
OTHER DATA
EBITDA(d).............................................. $     60.3     $   36.6
Ratio of EBITDA to interest expense....................        5.1          4.9
Capital expenditures................................... $     19.9     $   11.9
Backlog of unfilled orders at quarter end..............      384.9        299.3

- --------
(a) Represents gross profit, which is sales less cost of products sold.
(b) Represents earnings before net interest expense and taxes.

(c) Includes a pretax gain of $5.0 million ($4.0 million after tax) on the sale of the Company's American Mine Tool business and a charge of $9.8 million ($7.8 million after tax) to integrate certain operations of Valenite and Widia in order to improve future profitability.

(d) Represents operating earnings before depreciation and amortization. In 1995, excludes the gain on the sale of the Company's American Mine Tool business and the charge to integrate certain operations of Valenite and Widia.

                                  RISK FACTORS

  Holders of Old Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

LACK OF PUBLIC MARKET FOR THE NEW NOTES

  The New Notes are being offered to the holders of the Old Notes. The Old Notes were issued in May 1995 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A of the Securities Act. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of such a market for the New Notes or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities.

  The Initial Purchasers have agreed that one or more of them will act as market-makers for the New Notes. However, the Initial Purchasers are not obligated to so act and they may discontinue any such market-making at any time without notice. There can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

  Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

LEVERAGE

  After giving effect to the sale of the Old Notes and the application of the proceeds thereof, the Company's total indebtedness would have been approximately $299.4 million at March 25, 1995, and the Company's ratio of total long-term debt to total capitalization at such date would have been .61 to 1.0. This degree of leverage will have important consequences to holders of the New Notes, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense; (iii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iv) indebtedness under the Revolving Credit Facility bears interest at floating rates, which will cause the Company to be vulnerable to increases in interest rates; and (v) the Company may be more vulnerable in the event of a downturn in its businesses. Also, the Company has sold interests in certain accounts receivable to third parties. At March 25, 1995, the amount of the accounts receivable sold was $75 million. See "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the New Notes".

  The Company entered into an agreement dated as of May 31, 1995, with the lenders under the Revolving Credit Facility to extend the term of the Revolving Credit Facility from July 20, 1996 to June 1, 1998. In connection with such extension, beginning in January 1996, certain required financial ratio levels imposed on the Company gradually will become more stringent. The Company believes that it will be able to continue throughout the extended term of the Revolving Credit Facility to comply with the covenants of the Revolving Credit Facility, including all required ratio levels. In addition, at the Company's request, the amount of credit available under the Revolving Credit Facility was reduced to $150 million in order to reduce commitment fees payable by the Company thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Sources of Capital".

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

  The terms and conditions of the existing indebtedness of the Company and the Indenture impose restrictions that affect, among other things, the ability of the Company and its subsidiaries to (i) incur certain secured indebtedness;
(ii) create liens on assets; (iii) sell or otherwise transfer certain assets;
(iv) engage in mergers or consolidations; and (v) pay dividends. The Company is also required by the terms of the Revolving Credit Facility to comply with certain specified financial ratios and tests, including a minimum ratio of EBITDA to the sum of interest expense plus dividends. The Company's ability to comply with the foregoing provisions may be affected by events beyond its control. The Company's failure to comply with any of these covenants and restrictions could result in a default under its existing indebtedness. In the event of any default, depending on the actions taken by the holders of such indebtedness, the Company could be prohibited from making any payments of principal or interest on the New Notes for a period of time. In addition, in certain cases, such holders could elect to declare all amounts borrowed under their respective debt instruments, together with accrued interest, to be due and payable. If the Company were unable to repay such amounts, the holders of the New Notes may not be entitled to receive any payment until such declaration was rescinded or such debt was discharged or paid in full. If the indebtedness were to be accelerated, there could be no assurance that the assets of the Company would be sufficient to repay borrowings, including the New Notes, in full.

RECENT LOSSES

  The Company had losses before income taxes, extraordinary items and cumulative effect of changes in methods of accounting and before net interest expense of $58.3 million and $23.8 million in fiscal years 1991 and 1993, respectively, and net losses of $24.3 million, $100.2 million and $101.9 million in fiscal years 1990, 1991 and 1993, respectively. While the Company in fiscal year 1994 and in the first two quarters of 1995 had earnings before income taxes, extraordinary items and cumulative effect of changes in methods of accounting and before net interest expense of $64.2 million and $38.0 million, respectively, and net earnings of $37.7 million and $21.4 million, respectively, there can be no assurance that the Company will continue to operate profitably in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                USE OF PROCEEDS

  There will be no proceeds to the Company from the Exchange Offer. The net proceeds to the Company from the sale of the Old Notes were approximately $98 million. The Company used (or will use) such proceeds to repay outstanding indebtedness (which matures at various times, not later than July 20, 1996), including approximately $81 million of indebtedness under the Revolving Credit Facility. The Company will be able to reborrow amounts repaid under the Revolving Credit Facility for general corporate purposes, including to finance any future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Sources of Capital". The indebtedness repaid with the net proceeds from the sale of the Old Notes bore interest at an average annual interest rate of approximately 6.9%, as calculated at April 28, 1995. Pending its application, approximately $22 million of the net proceeds from the sale of the Old Notes has been invested in short-term investments.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 25, 1995, and as adjusted to give effect to the sale of the Old Notes and the application of the proceeds thereof as described under "Use of Proceeds".

                                                                AS ADJUSTED FOR
                                                                THE SALE OF THE
                                                      ACTUAL       OLD NOTES
                                                      ------    ---------------
                                                      (DOLLARS IN MILLIONS,
                                                         EXCEPT PER SHARE
                                                             AMOUNTS)
Amounts payable to banks............................. $ 47.8(a)     $  3.9
Long-term debt and lease obligations:
  7 7/8% Notes due 2000..............................    --          100.0
  8 3/8% Notes due 2004..............................  115.0         115.0
  12% Sinking Fund Debentures due 2010...............   10.8          10.8
  Industrial Development Revenue Bonds due 2008......   10.0          10.0(b)
  Revolving Credit Facility..........................   99.1          45.0(b)
  Other long-term debt and capital lease obligations.   14.7          14.7
                                                      ------        ------
    Total long-term debt and capital lease obliga-
     tions...........................................  249.6         295.5
Shareholders' equity:
  4% Cumulative Preferred Shares--60,000 shares
   authorized, issued and outstanding, $100 par value
   per share, redeemable at $105 a share.............    6.0           6.0
  Common Shares--50,000,000 shares authorized,
   33,796,447 shares outstanding, $1.00 par value per
   share(c)..........................................   33.8          33.8
  Capital in excess of par value.....................  256.1         256.1
  Accumulated deficit................................ (115.9)       (115.9)
  Cumulative foreign currency translation adjust-
   ments.............................................    2.4           2.4
                                                      ------        ------
    Total shareholders' equity.......................  182.4         182.4
                                                      ------        ------
    Total capitalization............................. $479.8        $481.8
                                                      ======        ======

- --------

Note: The information set forth in this table should be read in conjunction with the audited consolidated financial statements of the Company and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the audited consolidated financial statements of Widia and related notes thereto incorporated into this Prospectus by reference to the Company's 1995 Form 8-Ks. The table does not reflect the Company's sales of interests in certain accounts receivable to third parties. At March 25, 1995, the amount of the accounts receivable sold was $75 million.
(a) Amounts payable to banks includes $25 million of indebtedness under the Revolving Credit Facility classified as short-term.
(b) On April 13, 1995, the Company repaid in full its Industrial Development Revenue Bonds due 2008 with the proceeds of borrowings under the Revolving Credit Facility. At May 26, 1995, borrowings outstanding under the Revolving Credit Facility totaled $89 million.
(c) At March 25, 1995, stock options for 2,507,832 shares were outstanding. The Company's 1994 Long-Term Incentive Plan provides for the granting of up to 2,000,000 additional shares in the form of stock options, restricted stock and performance awards, of which 866,950 remained available for granting at March 25, 1995.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for the Company is set forth below for the periods indicated.

                               FISCAL YEAR
         -----------------------------------------------------------------------------------------
         1994           1993                    1992                 1991                    1990
         ----           ----                    ----                 ----                    ----
         3.0             --(a)                  2.2                   --(b)                   --(c)

- --------
(a) A deficiency of $37.2 million in fiscal year 1993 resulted from a charge of $47.1 million for the consolidation of domestic machine tool manufacturing operations and charges totaling $22.8 million for the disposition of the Company's Sano business.
(b) A deficiency of $73.8 million in fiscal year 1991 resulted from a charge of $75.1 million for plant closing and the relocation of certain machine tool manufacturing operations.
(c) A deficiency of $9.0 million in fiscal year 1990 resulted from a charge of $26.6 million for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

  The ratio of earnings to fixed charges for the two quarters ended June 17, 1995 was 2.8, as compared to 2.6 for the two quarters ended June 18, 1994.

  For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding earnings (loss) from continuing operations before income taxes, extraordinary items and cumulative effect of changes in methods of accounting, interest expense, interest capitalized, amortization of debt discount and the portion of rents representative of an interest factor. Fixed charges consist of interest expense, interest capitalized and the portion of the rents representative of an interest factor. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the amount of coverage deficiency (in millions), instead of the ratio, is disclosed in the footnotes to the table. Earnings, as defined, includes significant non-cash charges for depreciation and amortization.

                       SELECTED HISTORICAL FINANCIAL DATA

                                       FISCAL YEAR(A)
                           -------------------------------------------------
                                    (DOLLARS IN MILLIONS,
                                  EXCEPT PER SHARE AMOUNTS)
                             1994      1993        1992    1991        1990
                           --------  --------     ------  -------     ------
STATEMENT OF EARNINGS
Sales....................  $1,197.1  $1,029.4     $789.2  $ 754.0     $805.2
Cost of products sold....     904.8     791.3      612.6    603.2      632.8
                           --------  --------     ------  -------     ------
  Manufacturing margins..     292.3     238.1      176.6    150.8      172.4
Other costs and expenses
  Selling and administra-
   tive..................     222.2     191.3      133.6    132.2      136.0
  Consolidation charge...        --      47.1(b)      --       --         --
  Disposition of subsidi-
   ary...................        --      22.8(b)      --       --         --
  Closing and relocation
   charge................        --        --         --     75.1(c)      --
  Special charge.........        --        --         --       --       26.6(d)
  Other--net.............       5.9        .7        (.2)     1.8        3.0
                           --------  --------     ------  -------     ------
    Total other costs and
     expenses............     228.1     261.9      133.4    209.1      165.6
                           --------  --------     ------  -------     ------
Operating earnings
 (loss)..................      64.2     (23.8)      43.2    (58.3)       6.8
Interest
  Interest income .......       2.6       2.3        2.9      4.0        5.1
  Interest expense.......     (17.9)    (15.7)     (19.1)   (19.1)     (19.7)
                           --------  --------     ------  -------     ------
    Interest--net........     (15.3)    (13.4)     (16.2)   (15.1)     (14.6)
                           --------  --------     ------  -------     ------
Earnings (loss) from
 continuing operations
 before income taxes,
 extraordinary items and
 cumulative effect of
 changes in methods of
 accounting..............      48.9     (37.2)      27.0    (73.4)      (7.8)
Provision for income tax-
 es......................      11.2       8.2       10.9      9.7        5.8
                           --------  --------     ------  -------     ------
Earnings (loss) from
 continuing operations
 before extraordinary
 items and cumulative
 effect of changes in
 methods of accounting...      37.7     (45.4)(b)   16.1    (83.1)(c)  (13.6)(d)
Discontinued operations
 net of income taxes.....        --        --         --    (17.1)(e)  (10.7)(f)
Extraordinary items
  Tax benefit from loss
   carryforward..........        --        --        5.4       --         --
  Loss from early extin-
   guishment of debt.....        --      (4.4)(b)     --       --         --
Cumulative effect of
 changes in methods of
 accounting..............        --     (52.1)(b)     --       --         --
                           --------  --------     ------  -------     ------
Net earnings (loss)......  $   37.7  $ (101.9)    $ 21.5  $(100.2)    $(24.3)
                           ========  ========     ======  =======     ======
Earnings (loss) per com-
 mon share
  Earnings (loss) from
   continuing operations
   before extraordinary
   items and cumulative
   effect of changes in
   methods of accounting.  $   1.10  $  (1.41)    $  .58  $ (3.04)    $ (.54)
  Discontinued operations
   net of income taxes...        --        --         --     (.63)      (.41)
  Extraordinary items
    Tax benefit from loss
     carryforward........        --        --        .19       --         --
    Loss from early
     extinguishment of
     debt................        --      (.14)        --       --         --
  Cumulative effect of
   changes in methods of
   accounting............        --     (1.61)        --       --         --
                           --------  --------     ------  -------     ------
  Net earnings (loss)....  $   1.10  $  (3.16)    $  .77  $ (3.67)    $ (.95)
                           ========  ========     ======  =======     ======

- --------
(continued on next page)

                                    FISCAL YEAR(A)
                          --------------------------------------
                                (DOLLARS IN MILLIONS)
                           1994    1993    1992    1991    1990
                          ------  ------  ------  ------  ------
BALANCE SHEET DATA (AT
 YEAR END)
Working capital.........  $151.4  $114.3  $191.8  $188.0  $253.6
Property, plant and
 equipment--net.........   198.8   184.0   121.1   129.7   159.2
Total assets............   787.6   729.6   578.9   598.4   693.0
Long-term debt and lease
 obligations............   143.0   107.6   154.4   155.9   157.3
Total debt..............   226.9   185.2   175.6   162.8   169.4
Shareholders' equity....   157.8   124.1   134.4   129.0   247.7
OTHER DATA
Total debt to total cap-
 ital ratio.............      59%     60%     57%     56%     41%
EBITDA(g)...............  $ 92.4  $ 72.2  $ 64.1  $ 40.8  $ 57.1
Ratio of EBITDA to in-
 terest expense.........     5.2     4.6     3.4     2.1     2.9
Dividends paid to common
 shareholders...........  $ 12.2  $ 11.6  $ 10.0  $ 17.3  $ 18.6
Capital expenditures....    43.0    23.4    17.6    15.5    34.1
Backlog of unfilled or-
 ders at year end.......   287.1   246.0   249.6   277.3   268.6

- --------
Note: See "Prospectus Summary--Recent Developments", "Selected Historical
     Segment Information", "Selected Historical Geographic Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(a) 1992 includes 53 weeks as compared to 52 weeks included in 1994, 1993, 1991 and 1990.
(b) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1993 includes a charge of $47.1 million (with no current tax effect) for the consolidation of domestic machine tool manufacturing operations and charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business. Additional charges totaling $52.1 million related to the adoption of SFAS 109 and SFAS 106, as well as an extraordinary loss of $4.4 million related to the early extinguishment of debt, are included in the net loss for 1993.
(c) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1991 includes a charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations.
(d) Earnings (loss) from continuing operations before extraordinary items and cumulative effect of changes in methods of accounting for fiscal year 1990 includes a charge of $26.6 million ($24.9 million after tax) for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.
(e) Includes a charge of $14.9 million (with no current tax effect) related to the revaluation for sale of LK Tool.
(f) Includes a provision for loss on the sale of the discontinued industrial robot business of $1.7 million (with no current tax effect) as well as a charge related to LK Tool of $6.2 million (with no current tax effect).
(g) Represents operating earnings (loss), excluding certain charges which are discussed below, before depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and incur debt. EBITDA should not be considered by holders of Old Notes who tender their Old Notes in the Exchange Offer as an alternative to net income or as an indicator of the Company's operating performance. As presented above, EBITDA excludes the following: in 1993, a charge of $47.1 million (with no current tax effect) for the consolidation of domestic machine tool manufacturing operations and charges totaling $22.8 million (with no current tax effect) for the disposition of the Company's Sano business; in 1991, a charge of $75.1 million (with no current tax effect) for plant closing and the relocation of certain machine tool manufacturing operations; and in 1990, a charge of $26.6 million ($24.9 million after tax) for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations.

                    SELECTED HISTORICAL SEGMENT INFORMATION

                                                FISCAL YEAR(A)
                                    ------------------------------------------
                                            (DOLLARS IN MILLIONS)
                                      1994      1993     1992    1991    1990
                                    --------  --------  ------  ------  ------
Sales
 Plastics machinery(b)............. $  503.8  $  357.2  $301.4  $267.6  $272.8
 Machine tools.....................    338.5     355.0   379.7   383.7   433.7
 Industrial products(c)............    354.8     317.2   108.1   102.7    98.7
                                    --------  --------  ------  ------  ------
   Total sales..................... $1,197.1  $1,029.4  $789.2  $754.0  $805.2
                                    ========  ========  ======  ======  ======
Backlog of unfilled orders at year
 end
 Plastics machinery(b)............. $  122.3  $   85.5  $ 56.1  $ 53.3  $ 48.7
 Machine tools.....................    117.4     123.9   188.8   219.7   216.1
 Industrial products(c)............     47.4      36.6     4.7     4.3     3.8
                                    --------  --------  ------  ------  ------
   Total backlog................... $  287.1  $  246.0  $249.6  $277.3  $268.6
                                    ========  ========  ======  ======  ======
Operating earnings (loss)(d)
 Plastics machinery(b)(e).......... $   45.9  $   29.2  $ 25.7  $ 16.6  $ 20.4
 Machine tools.....................      6.8       7.9    14.3    (3.1)   13.7
 Industrial products(c)............     36.3      29.0    18.7    19.0    19.8
 Consolidation charge, closing and
  relocation charge and special
  charge(f)........................       --     (47.1)     --   (75.1)  (26.6)
 Disposition of subsidiary(g)......       --     (22.8)     --     --      --
 Unallocated corporate
  expenses(h)......................    (24.8)    (20.0)  (15.5)  (15.7)  (20.5)
                                    --------  --------  ------  ------  ------
 Operating earnings (loss).........     64.2     (23.8)   43.2   (58.3)    6.8
 Interest--net.....................    (15.3)    (13.4)  (16.2)  (15.1)  (14.6)
                                    --------  --------  ------  ------  ------
 Earnings (loss) from continuing
  operations before income taxes,
  extraordinary items and
  cumulative effect of changes in
  methods of accounting............ $   48.9  $  (37.2) $ 27.0  $(73.4) $ (7.8)
                                    ========  ========  ======  ======  ======
Capital expenditures
 Plastics machinery(b)............. $   13.8  $    4.2  $  6.2  $  6.5  $ 14.4
 Machine tools.....................     11.6       8.8     7.1     7.5    15.3
 Industrial products(c)............     17.6      10.4     4.3     1.5     4.4
                                    --------  --------  ------  ------  ------
   Total capital expenditures...... $   43.0  $   23.4  $ 17.6  $ 15.5  $ 34.1
                                    ========  ========  ======  ======  ======
Identifiable assets
 Plastics machinery(b)............. $  295.0  $  289.0  $219.9  $202.9  $202.1
 Machine tools.....................    270.8     243.1   282.8   310.9   360.1
 Industrial products(c)............    195.0     174.4    56.8    63.7    82.1
 Unallocated corporate assets(i)...     26.8      23.1    19.4    20.9    48.7
                                    --------  --------  ------  ------  ------
   Total assets.................... $  787.6  $  729.6  $578.9  $598.4  $693.0
                                    ========  ========  ======  ======  ======

- --------
(a) 1992 includes 53 weeks as compared to 52 weeks included in 1994, 1993, 1991 and 1990.

(b) The increases in the plastics machinery segment are partially attributable to the inclusion of Ferromatik as of November 8, 1993.

(c) The increases in the industrial products segment are largely attributable to the inclusion of Valenite as of February 1, 1993.

(d) In 1995, the Company's method of allocating corporate costs to its business segments was refined to exclude costs for certain services not directly assignable to the operations of the segments. This change results in additional costs being retained as unallocated corporate expenses. Amounts for 1994, 1993, 1992, 1991 and 1990 have been restated to conform to the Company's 1995 presentation. See the Company's 1995 Form 10-Q, which is incorporated herein by reference.

(e) 1993 includes a $2.5 million gain on the sale of surplus land.

(f) These charges relate to the machine tool segment.

(g) This charge relates to the plastics machinery segment.

(h) Includes financing costs related to the sale of accounts receivable and corporate expenses.

(i) Includes cash and cash equivalents and the assets of the Company's insurance and utility subsidiaries.

                   SELECTED HISTORICAL GEOGRAPHIC INFORMATION

                                     FISCAL YEAR(A)
                         --------------------------------------------------
                                 (DOLLARS IN MILLIONS)
                           1994        1993        1992    1991       1990
                         --------    --------     ------  ------     ------
Sales
 U.S. operations........ $  873.9    $  831.9     $654.1  $613.0     $638.3
 Foreign operations.....    323.2       197.5      135.1   141.0      166.9
                         --------    --------     ------  ------     ------
   Total sales.......... $1,197.1    $1,029.4     $789.2  $754.0     $805.2
                         ========    ========     ======  ======     ======
Operating earnings
 (loss)(b)
 U.S. operations........ $   67.9(c) $   58.1     $ 57.2  $ 29.5     $ 42.4
 Foreign operations.....     21.1(c)      8.0        1.5     3.0       11.5
 Consolidation charge,
  closing and
  relocation charge and
  special charge........       --       (47.1)(d)     --   (75.1)(d)  (26.6)(e)
 Disposition of
  subsidiary............       --       (22.8)(d)     --     --         --
 Unallocated corporate
  expenses..............    (24.8)      (20.0)     (15.5)  (15.7)     (20.5)
                         --------    --------     ------  ------     ------
   Operating earnings
    (loss).............. $   64.2    $  (23.8)    $ 43.2  $(58.3)    $  6.8
                         ========    ========     ======  ======     ======

- --------
Note: Sales of U.S. operations include export sales of $142.0 million in 1994, $118.7 million in 1993, $111.7 million in 1992, $98.6 million in 1991 and
    $82.4 million in 1990. Total sales of the Company's U.S. and foreign operations to unaffiliated customers outside the U.S. were $417.6 million, $298.4 million, $242.6 million, $236.0 million and $232.0 million in 1994, 1993, 1992, 1991 and 1990, respectively.
(a) 1992 includes 53 weeks as compared to 52 weeks in 1994, 1993, 1991 and 1990.
(b) In 1995, the Company's method of allocating corporate costs to its U.S. operations was refined to exclude costs for certain services not directly assignable to U.S. operations. This change results in additional costs being retained as unallocated corporate expenses. Amounts for 1994, 1993, 1992, 1991 and 1990 have been restated to conform to the Company's 1995 presentation.
(c) These amounts have been restated to exclude the effects of the forgiveness of certain intercompany obligations.
(d) These charges relate to U.S. operations.
(e) The 1990 special charge includes $12.2 million for U.S. operations and $14.4 million for foreign operations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Company operates in three principal business segments: plastics machinery, machine tools and industrial products. See "Selected Historical Segment Data" for financial information for each of these segments.

1994 Compared to 1993

 Sales

  Sales in 1994 were $1,197 million, which represented a $168 million, or 16%, increase over 1993. The sales increase was primarily attributable to: (i) a $147 million, or 41%, increase in plastics machinery sales, which included an approximately $80 million increase in sales resulting from the acquisition of Ferromatik in late 1993, with the rest of the plastics machinery increase coming from injection molding machines, and (ii) a $38 million increase in industrial products sales, of which about half resulted from the inclusion of Valenite's sales for twelve months in 1994 versus eleven months in 1993. Machine tool sales declined by $17 million, or 5%, primarily due to a decline in demand from the aerospace market.

  Sales of all segments to non-U.S. markets increased in 1994 by $119 million, or 40%, primarily due to the effect of the Ferromatik acquisition. Export shipments increased by $23 million, or 20%, primarily due to increases in exports of injection molding machines.

 New Orders and Backlog

  New orders for 1994 were $1,238 million, which represented a $268 million, or 28%, increase over 1993. Orders for plastics machinery increased $174 million, or 48%. Approximately $100 million of the increase resulted from the acquisition of Ferromatik late in 1993. Other contributing factors included higher demand for U.S.-built injection molding machines and a single $17 million European order. Machine tool new orders increased $47 million, or 16%, due to a greater demand for Wolfpack-designed products, primarily vertical machining centers. Orders for industrial products increased $48 million, or 15%, due primarily to both the timing of the Valenite acquisition and strengthening demand in the U.S.

  Export orders approximated $124 million in 1994 compared to $100 million in 1993. The increase in export orders was primarily attributable to the plastics machinery segment.

  At December 31, 1994, the backlog of unfilled orders was $287 million compared with $246 million at year end 1993. The increase in backlog was primarily attributable to greater demand for Ferromatik plastics machinery and vertical machining centers.

 Margins, Costs and Expenses

  Manufacturing margins increased to 24.4% in 1994 from 23.1% in 1993. Margins for all three segments improved. Plastics machinery benefited from increased volume and more stable pricing; machine tools reduced its costs due to the consolidation (see "--Consolidation Charge"); and industrial products achieved benefits from increased U.S. sales of grinding wheels, metalworking fluids and cutting tools.

  Selling and administrative expense as a percent of sales was 19% in both 1994 and 1993. Administrative expense was unchanged, but selling costs as a percent of sales increased due to the mix of products sold and costs related to two international trade shows in 1994.

  Other costs and expenses--net increased by $5.2 million due to: (i) a $2.8 million increase in financing fees, principally attributed to the sale of receivables, and (ii) the inclusion in 1993 of a $2.5 million gain on the sale of surplus land.

  Interest expense, net of interest income, was $15.3 million in 1994 compared to $13.4 million in 1993. The increase was due to higher borrowing levels as well as higher interest rates.

 Income Taxes

  The consolidated effective tax rate in 1994 is less than the U.S. Federal rate due primarily to (i) an operating loss in the U.S. for tax reporting purposes related principally to the machine tool consolidation and (ii) utilization of net operating loss carryforwards in certain non-U.S. jurisdictions. At the end of 1994, for U.S. Federal tax reporting purposes, the Company had net operating loss carryforwards of approximately $41 million, which expire in 2008 and 2009.

  Current tax benefits were not offset against the U.S. loss in 1993 in accordance with the income tax accounting rules that became effective January 3, 1993. In addition, current tax benefits could not be recognized for losses in certain non-U.S. jurisdictions.

 Consolidation Charge

  In December 1993, management adopted a plan to reduce machine tool manufacturing capacity by consolidating U.S. machine tool manufacturing into facilities in Cincinnati and accordingly recorded a charge of $47.1 million in the fourth quarter of 1993. Production at the Company's two machine tool facilities in Fountain Inn and Greenwood, South Carolina, was phased out during 1994, and the facilities were closed in the fourth quarter of 1994.

  The consolidation plan included a provision for the phase-out of production in South Carolina offset by a simultaneous ramp-up of production in Cincinnati to minimize the effect of the consolidation on 1994 sales. However, two important factors necessitated adjustments to the original plan. First, the favorable job market in South Carolina resulted in an unexpectedly high early attrition rate affecting both production employees and certain other employees who were key to the execution of the production phase-out plan. The early attrition was particularly acute in parts manufacturing and resulted in an earlier than expected loss of capability in this area, slowing the phase-out of production in South Carolina and hampering the ramp-up of production in Cincinnati. To offset some of the lost capability, the Company had to temporarily utilize more costly subcontract sources. Second, market demand for machine tool products, including products previously manufactured in South Carolina, was strong in 1994. This temporarily strained key suppliers, causing part shortages and further slowing the ramp-up of production in Cincinnati. These production delays and inefficiencies during the consolidation process contributed to lower than expected operating earnings in the machine tools segment and resulted in an estimated $20 million to $30 million reduction in 1994 sales of products previously manufactured in South Carolina.

  Completion of the consolidation was originally expected to result in a net employee reduction of 235 in U.S. machine tool operations. However, increased customer demand for machine tool products, including the products being transferred from South Carolina, has caused this target to be reduced to 150. As a result of the larger than expected number of voluntary terminations and transfers to Cincinnati, the cost for severance and other fringe benefits was approximately $6 million less than originally anticipated. Simultaneously, the delay in the phase-out of production in South Carolina resulted in additional operating losses of approximately $2 million through the closure date of the two plants. The net $4 million reduction in the cost of the consolidation was utilized to absorb incremental costs arising from the Company"s 1990 and 1991 machine tool restructurings, including lower estimated net proceeds from the sale of the Heald facility, the closure of certain overseas sales offices and the restructuring of domestic machine tool operations.

  The consolidation, once fully implemented, was originally expected to result in annual cost savings of approximately $16 million. Approximately $12 million of the $16 million in anticipated savings related to the planned net employee reduction of 235 people. As a result of the lower than expected reduction, the actual annual cost savings are now expected to be $4 million less than originally anticipated. However, higher margins associated with increased sales should offset this reduction.

 Earnings

  Earnings before extraordinary items and cumulative effect of changes in methods of accounting improved to $37.7 million, or $1.10 per share, in 1994 compared to a loss of $45.4 million, or $1.41 per share, in 1993. The 1993 loss was caused by the $47.1 million consolidation charge described above and a $22.8 million charge for the disposition of the Company's Sano subsidiary, as described below.

  The net loss for 1993 included the effect of an extraordinary charge of $4.4 million, or $.14 per share, related to the early extinguishment of $60 million of the Company's 12% Sinking Fund Debentures due 2010.

  The net loss for 1993 also included the effect of adopting SFAS 109 and SFAS 106, effective January 3, 1993, resulting in charges to earnings totaling $52.1 million, or $1.61 per share. Except for the cumulative effect, the new rules regarding postretirement medical benefits did not significantly affect the Company's earnings in 1994 or 1993, while the new rules regarding income taxes had the effect of reducing the Company's effective tax rate in 1994 and 1993.

  Net earnings were $37.7 million, or $1.10 per share, in 1994, compared to a net loss of $101.9 million, or $3.16 per share, in 1993. The 1993 net loss was caused by the aforementioned charges, the extraordinary item and the cumulative effect of changes in methods of accounting that totaled $126.4 million.

1993 Compared to 1992

 Sales

  Sales in 1993 were $1,029 million, which represented a $240 million increase over 1992. This increase was primarily attributable to the $209 million increase in sales of industrial products which resulted from the acquisition of Valenite in February 1993. The plastics machinery sales increase totaled $56 million, or 19%; $15 million of the increase resulted from the Ferromatik acquisition, but the largest factor in the increase resulted from higher domestic sales of injection molding machines. Machine tool sales declined by $25 million, or 7%, due to the decline in sales of advanced machine tools for the aerospace market.

  Sales of all segments to foreign markets increased in 1993 by $55 million to $298 million due to the effect of the acquisitions. Export shipments increased by $7 million due to the acquisition of Valenite, which more than offset reductions in exports of injection molding machines and advanced machine tools to Europe.

 New Orders and Backlog

  New orders for 1993 were $970 million, which represented a $208 million increase over 1992. The increase was caused by a $60 million, or 20%, improvement in plastics machinery orders and by orders totaling $209 million for Valenite. Machine tool orders declined by $61 million, or 17%. This decline was caused principally by (i) a large order (over $25 million) received in the third quarter of 1992 and not repeated in 1993, (ii) reduced demand from customers in the aerospace industry resulting in a sales decline of about $18 million and (iii) the discontinuation of certain less profitable product lines resulting in a sales decline of about $12 million.

  Export orders approximated $100 million in 1993 and 1992; in 1993, export orders for industrial products increased due to the Valenite acquisition while export orders for plastics machinery and machine tools declined.

  At January 1, 1994, the backlog of unfilled orders was $246 million, down from $250 million a year ago, reflecting reduced orders for aerospace equipment which was partially offset by the acquisitions of Valenite and Ferromatik and the increased backlog of orders for other plastics machinery products.

 Margins, Costs and Expenses

  Manufacturing margins increased from 22.4% in 1992 to 23.1% in 1993. Margins for plastics machinery continued to be held back due to competitive pricing pressures in the U.S. and Europe. Margins for machine tools declined primarily due to the severe reduction in shipments of advanced machine tools to aerospace customers that resulted in significant excess capacity costs late in 1993. Margins for industrial products, excluding Valenite, declined in 1993 due in part to reduced volume of European cutting fluids. The Valenite acquisition contributed 1.8 percentage points to the overall increase in manufacturing margins in 1993.

  Selling and administrative expense for 1993 increased over 1992 due to higher sales. Excluding the effects of the Valenite acquisition, selling expense remained constant at approximately 14% of sales. Administrative expense increased primarily due to the Valenite acquisition.

  Other costs and expenses--net included a $2.5 million gain on the sale of land in Austria.

  Interest expense, net of interest income, for 1993 decreased by $2.8 million compared with 1992. This reduction resulted primarily from the redemption of $60 million of the Company's 12% Sinking Fund Debentures due 2010.

 Disposition of Subsidiary

  The Company's Sano subsidiary incurred an operating loss of approximately $26.3 million in 1993, which included charges totaling $22.8 million for the disposition of the subsidiary. The decision to sell Sano was due in part to continuing operating losses. In addition, the Sano business did not serve a major global market with good long-term growth and profit potential and, as a result, did not meet the Company's criteria for a core business. The business was sold in February 1994.

 Income Taxes and Extraordinary Tax Benefit

  The provision for income taxes in 1993 consists of domestic state and local taxes and certain foreign taxes. Current tax benefits were not offset against the domestic loss that was caused by the charges described above, in accordance with new income tax accounting rules adopted in 1993. In addition, current tax benefits could not be recognized for losses in certain foreign jurisdictions.

  The provision for income taxes in 1992 of approximately 40% includes the Federal statutory rate as well as the effect of state and local and foreign income taxes.

  The extraordinary tax benefit in 1992 resulted from the utilization of a portion of the Company's net operating loss carryforward.

 Earnings

  For 1993, before extraordinary items and cumulative effect of changes in methods of accounting, the Company reported a loss of $45.4 million, or $1.41 per share, compared with a profit of $16.1 million, or $.58 per share, for 1992. The reduction in earnings from 1992 to 1993 was caused by the charges described above that totaled $69.9 million.

  The net loss for 1993 includes the effect of an extraordinary charge of $4.4 million, or $.14 per share, related to the early extinguishment of $60 million of the Company's 12% Sinking Fund Debentures due 2010.

  The net loss for 1993 also includes the effect of adopting two new accounting standards resulting in charges to earnings totaling $52.1 million, or $1.61 per share. The first new standard, SFAS 109, significantly changes existing methods of accounting for income taxes and resulted in a charge of $4.2 million, or $.13 per share. The second standard, SFAS 106, requires that certain postretirement benefits, such as health care, be accounted for on the accrual method. The adoption of this standard resulted in a charge of $47.9 million, or $1.48 per share, to record the accrued liability for retiree health care benefits. Because of limitations on the recognition of deferred tax assets under SFAS 109, no income tax benefit could be recorded in connection with the adoption of SFAS 106. Except for the cumulative effect, the new rules regarding postretirement medical benefits did not significantly affect the Company's earnings for 1993, while the new rules regarding income taxes precluded the recognition of tax benefits with respect to domestic and certain foreign operating losses.

  As discussed above, the Company recorded an extraordinary tax benefit from the utilization of loss carryforwards of $5.4 million, or $.19 per share, for 1992.

  After the charges described above, extraordinary items and cumulative effect of changes in methods of accounting, the Company had a net loss of $101.9 million, or $3.16 per share, for 1993, compared with net earnings of $21.5 million, or $.77 per share, for 1992. The reduction in net earnings from 1992 to 1993 was caused by the aforementioned charges, the extraordinary item and the cumulative effect of changes in methods of accounting that totaled $126.4 million.

LIQUIDITY AND SOURCES OF CAPITAL

  At December 31, 1994, the Company had cash and cash equivalents of $22 million, an increase of $3 million during the year. At June 17, 1995, the Company had cash and cash equivalents of $44 million, an increase of $22 million during the two quarters then ended. Operating activities provided $8 million of cash in 1994 after deducting incremental cash costs of the consolidation of $14 million, and $28 million of cash in the first two quarters of 1995 after including the net proceeds from additional sales of accounts receivable of $10 million. Operating activities provided $22 million in 1993 and $1 million in the first two quarters of 1994.

  Total debt was $326 million at June 17, 1995, an increase of $99 million over December 31, 1994, caused primarily by the Widia acquisition which was financed principally with German marks available under the Revolving Credit Facility. The ratio of total debt to total capital (debt plus equity) was 63% at June 17, 1995, and 59% at year end 1994. Working capital increased by $148 million in the first two quarters of 1995 (including $57 million related to the acquisition of Widia), and the current ratio improved to 1.8.

  Expenditures for new property, plant and equipment in 1994 were $43 million, including approximately $8 million for the implementation of advanced manufacturing technologies at Ferromatik and plant modernization at Valenite, compared to $23 million in 1993. Expenditures for new property, plant and equipment in the first two quarters of 1995 were $20 million, compared to $12 million in the first two quarters of 1994. Proceeds from the disposal of property, plant and equipment for 1994 were $4 million compared to $22 million in 1993. Proceeds during 1993 included amounts related to the sale of surplus assets and the sale and operating leaseback of certain manufacturing equipment. The Company's 1995 capital spending budget is $52 million. In addition, factory equipment valued at approximately $10 million will be financed through operating leases.

  In 1994, the Company completed an offering involving the issuance of $115 million of the Company's 8 3/8% Notes due 2004. The proceeds were used to redeem at par the Company's outstanding 8 3/8% Senior Notes due 1997 and to repay short-term debt.

  The Company had a number of short-term intercompany loans and advances denominated in various currencies totaling approximately $40 million and $46 million at December 31, 1994 and June 17, 1995, respectively, that were subject to foreign exchange risk. The Company also enters into various transactions in the ordinary course of business for the purchase and sale of goods and services in various currencies. The Company hedges its exposure to currency fluctuations related to intercompany loans and advances and the purchase and sale of goods under firm commitments by entering into foreign exchange contracts to minimize the effect of foreign currency exchange rate fluctuations related to significant transactions.

  At June 17, 1995, the Company had lines of credit with various U.S. and non-U.S. banks of approximately $346 million, including the $150 million committed Revolving Credit Facility. These credit facilities support letters of credit and leases in addition to providing borrowings under varying terms. The

Revolving Credit Facility imposes restrictions on total indebtedness in relation to total capital. Under the provisions of the Revolving Credit Facility, the Company's additional borrowing capacity totaled approximately $45 million at June 17, 1995.

  The Company entered into an agreement dated as of May 31, 1995, with the lenders under the Revolving Credit Facility to extend the term of the Revolving Credit Facility from July 20, 1996 to June 1, 1998. In connection with such extension, beginning in January 1996, certain required financial ratio levels imposed on the Company gradually will become more stringent. The Company believes that it will be able to continue throughout the extended term of the Revolving Credit Facility to comply with the covenants of the Revolving Credit Facility, including all required ratio levels. In addition, at the Company's request, the amount of credit available under the Revolving Credit Facility was reduced from $200 million to $150 million in order to reduce commitment fees payable by the Company thereunder.

  On January 27, 1995, the Company sold its American Mine Tool business for $15 million, resulting in a pretax gain of $5 million ($4 million after tax).

  On February 1, 1995, the Company completed the acquisition of Widia for approximately $80 million in cash, financed principally with German marks available under the Revolving Credit Facility. Widia, with 1994 sales of approximately $225 million, is one of the world's leading producers of industrial metalcutting products. In May 1995, the Company adopted a plan with a total cost of $17.1 million ($13.1 million in cash) to integrate certain operations of Valenite and Widia in order to improve future profitability. As a result, a $9.8 million pretax integration charge ($7.8 million after tax) was recorded in the second quarter of 1995 for that portion of the plan directly related to Valenite. The remaining $7.3 million that relates to Widia has been recorded as a purchase accounting adjustment.

  On May 17, 1995, the Company completed the offering of $100,000,000 aggregate principal amount of the Old Notes.

  On July 20, 1995, the Company consummated the acquisition of Talbot. With annual sales of approximately $40 million, Talbot is a major supplier of round high-speed steel and carbide metalcutting tools. The total consideration for the acquisition, including assumed debt of approximately $5 million, was approximately $38 million. The transaction will be accounted for under the purchase method and was financed through available cash and existing credit lines.

  The Company believes that its cash flow from operations and available credit lines will be sufficient to meet its debt service, capital expenditure and other operating requirements, including those associated with the acquisitions of Widia and Talbot.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

 General

  In connection with the sale of the Old Notes pursuant to a Purchase Agreement dated as of May 10, 1995, between the Company and CS First Boston Corporation, as representative of the Initial Purchasers, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement.

  Under the Registration Rights Agreement, the Company is obligated to (i) file the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of new notes identical in all material respects to the Old Notes within 30 days after May 17, 1995, the date the Old Notes were issued (the "Issue Date"), and (ii) use its best efforts to cause the Registration Statement to become effective within 120 days after the Issue Date. The Exchange Offer being made hereby if commenced and consummated within such applicable time periods will satisfy those requirements under the Registration Rights Agreement. See "Description of the New Notes--Exchange Offer; Registration Rights".

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue New Notes in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of July 24, 1995. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions".

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such holders.

  In the event the Exchange Offer is consummated, subject to certain limited exceptions, the Company will not be required to register the Old Notes. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the United States securities laws. See "Risk Factors--Consequences of Failure to Exchange".

 Expiration Date; Extensions; Amendments

  The term "Expiration Date" shall mean August 22, 1995, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

  NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED UNDER APPLICABLE LAW TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the Delaware General Corporation Law, the state in which the Company is incorporated.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest at the rate of 7 7/8% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from May 17, 1995. In addition, holders of the New Notes will receive, on the next interest payment date following the Expiration Date, a payment equal to the amount of accrued and unpaid Additional Interest, if any, on the Old Notes exchanged for such New Notes. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest (including Additional Interest, if any) on such Old Notes.

  Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1995.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, Letter of Transmittal and all other required documents must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions", to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and that such holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or, if such holder is an affiliate of the Company, that such holder will comply with the prospectus delivery requirements of the Securities Act. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities, or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution".

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. If by September 14, 1995, neither the Exchange Offer is consummated nor a shelf registration statement (the "Shelf Registration Statement") is declared effective, interest will accrue on the Old Notes from and including September 15, 1995, until but excluding the earlier of the date of the consummation of the Exchange Offer and the effective date of the Shelf Registration Statement, at a rate of 8 3/8% per annum, representing an additional 1/2% per annum over the interest rate stated on the face of the Old Notes (such additional 1/2% per annum being herein called "Additional Interest"). Holders of Old Notes accepted for exchange will not receive any payment in respect of accrued and unpaid interest (including Additional Interest, if any) on such Old Notes. However, holders of New Notes will receive, on the next interest payment date following the Expiration Date, a payment equal to the amount of accrued and unpaid Additional Interest, if any, on the Old Notes exchanged for such New Notes.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may book-entry deliver Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m, New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any change in law, or applicable interpretations thereof by the SEC, the Company determines that it is not permitted to effect the Exchange Offer, and the Company has no obligation to, and will not knowingly, accept tenders of Old Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities
Act) or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the SEC, or if the New Notes to be received by such holder or holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states.

EXCHANGE AGENT

  BankAmerica National Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                By Mail:                      By Hand/Overnight Delivery:
   BankAmerica National Trust Company      BankAmerica National Trust Company
       Corporate Trust Operations              Corporate Trust Operations
  P.O. Box 464, Bowling Green Station            One World Trade Center
     New York, New York 10274-0464                     18th Floor
                                                New York, New York 10048

                     Facsimile Transmission: (212) 390-3116

                      Confirm by Telephone: (212) 390-3039

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, and are estimated in the aggregate to be $150,000, including fees and expenses of the Exchange Agent and Trustee (as defined) and accounting, legal, printing and related fees and expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes in accordance with generally accepted accounting principles.

                                    BUSINESS

GENERAL

  Cincinnati Milacron is one of the world's leading manufacturers of plastics machinery, machine tools and industrial consumable products for metalworking, as well as related computer controls and software for factory automation. Incorporated in Delaware in 1983, the Company is a successor to a business established in 1884.

  The Company sells products and provides services to industrial customers throughout the world. The Company has a long-standing reputation for quality and technological leadership. Virtually all of the Company's plastics machinery products and machine tools are computer-controlled and many include advanced applications software.

  Through strategic acquisitions, accelerated new product development and consolidation of its U.S. machine tool operations, the Company has made significant progress since the beginning of 1993 toward achieving a better balance between its businesses in terms of product, customer and geographic mix.

  The Company currently expects 1995 sales to approach $1.6 billion, approximately 40% of which is expected to come from the Company's industrial products segment, making this the Company's largest business segment. The plastics machinery segment is expected to be the Company's second largest business segment in 1995. The Company expects the growth in industrial consumable products and plastics machinery sales to make the Company less susceptible to the business cycles and historically low margins characteristic of the machine tool business.

  In addition, the Company expects that almost half of its sales for 1995 will come from sales outside the United States. The Company also expects that its growing foreign sales, over time, will decrease the Company's dependence upon the U.S. economy.

  Early in 1993, the Company acquired Valenite, expanding the Company's industrial products segment. See "--Industrial Products Business". In 1993, the Company also acquired Ferromatik, one of Europe's leading manufacturers of plastics injection molding machines, expanding the Company's plastics processing technology base and product line. See "--Plastics Machinery Business".

  The Company's acquisition of Widia, which was completed in February 1995, complemented Valenite's geographic balance, enhanced the Company's technological base, diversified its product line and expanded its worldwide sales and distribution network. Furthermore, by achieving a better balance and mix between capital goods and industrial products, the Company believes that it is in a better position to take advantage of opportunities in each market even while demand in a single segment may be weak.

  In recent years, the Company also has undertaken a major program for product development, process improvement and modernization. This program is named "Wolfpack" because of its emphasis on teamwork and fierce competitiveness. The objectives of Wolfpack are to design and produce new products at world-competitive levels of quality, performance, efficiency and cost. Wolfpack teams consist of members not only from design engineering but also from sales, marketing, manufacturing, engineering, quality control, purchasing and assembly, and often include suppliers and customers.

  In addition to teamwork, other key principles of the Wolfpack philosophy are: a market-driven approach, "simultaneous engineering", reduction and standardization of parts, design for manufacturability and integrated, just-in-time manufacturing. Wolfpack teams develop marketable products faster than conventional teams with improved quality, features and cost and quality performance ratios. Compared to the products they replace, Wolfpack-developed products typically have achieved a 30 to 50 percent reduction in each of the following areas: product development cycles, number of total parts, manufacturing lead time, installation time and overall cost. This approach is designed to minimize inventory obsolescence while providing an opportunity for increased revenue as the new products achieve market acceptance.

  In 1985, the Company began applying Wolfpack principles to the development of its Vista line of plastics injection molding machines, and the line has since become the market leader in the United States. Today, most of the Company's plastics processing machinery lines have been developed through the Wolfpack approach, and about 90% of the Company's machine tool sales consist of Wolfpack designs.

  The Company also conducts an ongoing research and product development effort for all product lines, designed to create new products to maintain or enhance its competitive market positions. During the last three years, the Company has maintained its expenditures for research and development at an average of approximately 4% of sales.

  In 1994, the Company continued Total Quality Leadership ("TQL"), a Company-wide commitment to promote higher levels of teamwork, innovation and employee empowerment. TQL is a people-oriented philosophy that seeks commitment from all employees, representatives and suppliers to focus on total customer satisfaction. TQL is a long-term strategy intended to promote continuous process and quality improvement.

  The Company continually explores acquisition, divestiture and consolidation opportunities when it believes such actions could expand markets, enhance product synergies or improve earnings potential for the long-term. In addition to the Valenite, Ferromatik and Widia acquisitions, in the past four years the Company has sold certain businesses and consolidated certain manufacturing operations. In 1994, the Company completed a major consolidation of its U.S. machine tool operations, closing two plants in South Carolina and moving all of its U.S. production to its main machine tool facilities in Cincinnati.

  For purposes of financial reporting, the Company divides its business into three segments: plastics machinery, machine tools and industrial products.

PLASTICS MACHINERY BUSINESS

  The Company believes it is the largest U.S. producer of plastics machinery. In 1994, the Company's plastics machinery segment sales were $504 million. The Company believes it offers more varieties of machinery to process plastic than any other U.S. company and that its electronic controls and software enhancements are key selling features.

  The Company produces equipment for three major plastics processing technologies, including a full range of injection molding machines and systems for extrusion and blow molding. The Company also sells a line of imported electric injection molding machines and a number of types of auxiliary equipment, all of which are manufactured by others to the Company's specifications.

  The Company designs and builds its own electronic controls and develops the necessary software for virtually all of its plastics machinery lines. The Company believes that its advanced controls and software for plastics manufacturing equipment are key selling features that have helped increase its market share.

 Plastics Machinery Industry

  The market for plastics machinery has grown steadily over the past four decades, as plastics have continued to replace traditional materials such as metal, wood, glass and paper in an increasing number of manufactured products, particularly in the transportation, construction, packaging and medical industries. Advancements in both the development of materials, which make plastic products more functional, and the capabilities of plastics processing equipment have been major contributors to the steady growth in the plastics machinery market. In addition, consumer demand for safer, more convenient and recyclable products has increased the general demand for plastic products. Like other capital goods markets, the plastics machinery market is subject to economic cycles, but to a lesser degree than the machine tool market. In particular, the market for injection molding machines is driven by the consumer economy and the automotive industry. Beginning in 1989, the plastics machinery industry began to experience a slowdown in orders from these sectors and the slowdown continued through 1991 and into the first half of 1992. Plastics machinery orders have been strong and rising since the second half of 1992.

  Custom molders, which produce a wide variety of components for many industries, are the single largest group of plastics machinery buyers. Other customer categories include the automotive industry, the packaging industry, the construction industry, manufacturers of housewares and appliances and producers of medical supplies. Among the factors that affect the plastics machinery market are the health of the consumer economy, residential and commercial construction and automotive production. Because of intense competition from international plastics machinery producers, currency exchange rates also have a significant impact. Fluctuations in oil and natural gas supplies and prices may affect the businesses of the customers for plastics machinery and, in turn, the market for this equipment.

  Environmental concerns about plastics may have the potential to slow the growth of the plastics machinery market. However, some plastics raw materials suppliers, machinery makers and processors are developing biodegradable products and methods of recycling to address environmental issues. The Company believes that environmental concerns have not had any discernible negative effect on the market to date. Nevertheless, the Company, through its membership in The Society of Plastics Industry (an industry trade association), is participating in a joint initiative with "The Partnership for Plastics Progress", which has brought together leading companies within the plastics industry to address the role of plastics in the environment.

 The Company's Plastics Machinery Business

  The Company's plastics machinery segment consists of three major businesses: injection molding machines, extrusion systems and blow molding systems. In 1994, sales of injection molding machines constituted over two-thirds of the sales of the Company's plastics machinery segment.

  Injection Molding. The Company believes it is the largest U.S. producer of injection molding machines. Injection molding is the most common and versatile method of processing plastic, and it is used to make a wide variety of parts and products ranging from housewares and consumer goods to medical supplies and industrial components. The Company manufactures many types of injection molding machines, all of which were developed using Wolfpack principles. Product standardization (which facilitates part commonality) and the modernization of the Company's manufacturing facilities and methods, as well as increased volumes, have enabled the Company to achieve significant economies of scale for the production of injection molding machines. The Company believes these factors have enabled it to become the lowest cost U.S. producer of these machines. Additionally, the Company believes its success in injection molding machines has been due in large part to the development and marketing of its Vista line, which the Company has expanded. Sales of injection molding machines have been at record levels for each of the last three years, in part due to the acquisition of Ferromatik.

  On November 8, 1993, the Company acquired Ferromatik, one of Europe's leading producers of injection molding machines. Ferromatik is recognized for its high-end technology including multi-color machines, multi-component systems and other specialty applications. The acquisition included the Ferromatik lines of hydraulic and electric injection molding machines and a modern manufacturing facility in Malterdingen, Germany, as well as Ferromatik's worldwide marketing, sales and service network. The Ferromatik acquisition expanded the Company's plastics processing technology base and product line and enabled the Company to achieve its objective of establishing a plastics machinery manufacturing and distribution base in Germany to serve Europe and other markets. The Company believes Ferromatik provides a complementary fit with its previously existing injection molding machine business.

  The Company has substantially completed a restructuring of Ferromatik intended to (1) derive benefits of synergies between Ferromatik and other Company operations and (2) improve Ferromatik operations through implementation of manufacturing techniques and methods currently being used in the Company's U.S. plastics machinery operations. The Company believes that this restructuring has helped and will continue to help it to achieve its cost reduction goals in both marketing and manufacturing.

  The Company conducts its plastics machinery European marketing activities through Ferromatik's existing network and thus has eliminated expenses previously incurred by the Company's European marketing operation in Offenbach, Germany. The Company sells several of its successful plastics machinery lines to European customers through Ferromatik's sales and distribution network.

  Extrusion Systems. Extrusion systems business consists of individual machines and systems comprised of multiple units which are tooled to make a specific product in quantity. Such systems take longer to manufacture than do injection molding machines. Extrusion systems include twin-screw extruders and single-screw extruders. The Company believes it has a strong competitive position in each of these lines. Twin-screw extruders are used to produce continuous-flow products such as pipe, residential siding, sheet lines and window frames, hence the business is closely tied to housing market cycles. Single-screw extruders are used in a variety of applications and systems such as blow molding, blown-film and cast-film systems, pipe and profiles and wire and cable applications.

  Blow Molding Systems. The Company's blow molding systems business consists of extrusion blow molding systems, which are used to make a wide variety of products ranging from bottles, jars, vials and other containers, to industrial parts and toys.

  Specialty Equipment. The Company sells a variety of specialty equipment used in the processing of plastics products, including peripheral auxiliary equipment such as material management systems, heat exchangers and product handling systems, all of which are manufactured by third parties to the Company's specifications. The Company also rebuilds and retrofits many types of plastics processing equipment sold by the Company or others, refitting them with new Company-produced controls and software.

 Production Facilities

  For the plastics machinery segment, the Company maintains the following production facilities:

FACILITY               PRODUCTS
- --------               --------
Batavia, Ohio          Injection and blow molding machines.
Cincinnati, Ohio       Extrusion systems.
Malterdingen, Germany  Injection molding machines.
Mt. Orab, Ohio         Plastics machinery parts.
Vienna, Austria        Extrusion systems.

 Sales, Marketing and Customer Service

  The Company maintains a large direct sales force in the United States for its plastics machinery segment, which it supplements with independent agents. Internationally, the Company uses both a direct sales force and independent agents. In the U.S., the plastics machinery business uses the Company's Cincinnati, Ohio, headquarters, as well as regional offices in Allentown, Pennsylvania; Charlotte, North Carolina; Chicago, Illinois; Detroit, Michigan; and Los Angeles, California to market its products and provide customer support and training. Through its Austrian and Ferromatik subsidiaries, the Company has an extensive sales, marketing, service and distribution system throughout Europe.

 Competition

  The markets for plastics machinery in the United States and worldwide are highly competitive and are made up of a number of U.S., European and Asian competitors. The Company believes it has a significant share of the U.S. market for the type of products it produces. The Company's competitors vary in size and resources; some are larger than the Company, many are smaller, and only a few compete in more than one product category. Principal competitive factors in the plastics machinery industry are: product features, technology, quality, performance, reliability, speed of delivery, price and customer service. The Wolfpack program is designed to enhance the Company's competitive position with respect to each of these competitive factors.

MACHINE TOOL BUSINESS

  The Company is a leading U.S. producer of machine tools. A machine tool is a power-driven machine, not hand-held, that is used to cut, form or shape metal. Machine tools are typically installed as capital equipment in metalworking industries. In 1994, the Company's machine tool segment sales were $339 million.

 Machine Tool Industry

  The primary customers for machine tools are the automotive industry; machine shops; producers of farm, construction, off-road and power generation equipment; manufacturers of bearings; the aerospace industry; the die and mold industry; and a variety of other metalworking manufacturers. The machine tool industry has historically been cyclical with relatively long lead times between orders and shipments. Machine tool sales are affected by capital spending levels, interest rates, tax and depreciation policies, international competition, currency exchange rates and general economic conditions.

 The Company's Machine Tool Business

  The Company's machine tool segment is comprised of three focused businesses: standard machine tools, applied machine tool systems and electronic systems. The Company's standard machine tool business manufactures horizontal machining centers, vertical machining centers and turning centers for a variety of industries engaged in basic metalworking operations, including machine shops. The products of the Company's applied machine tool systems business include large, multi-axis metalcutting and composites processing systems for the aerospace industry; large, multi-axis machines for manufacturers of farm, construction, off-road and power generation equipment and for the die and mold industry; applied production turning centers and centerless grinding machines for the automotive industry and for bearings manufacturers; and automated flexible manufacturing cells for the metalworking industry. The Company's electronic systems business designs and manufactures computer controls and develops proprietary software for the Company's machine tools, plastics machinery and automated flexible manufacturing cells.

 Standard Machine Tool Products

  Horizontal and Vertical Machining Centers. The Company designs, builds and sells general-purpose computer numerically controlled ("CNC") horizontal and vertical machining centers for basic metalworking operations to a number of industries. These machines produce prismatic or box-like parts and are capable of performing a variety of operations such as milling, drilling, boring, tapping, reaming and routing.

  Turning Centers. Standard turning centers are designed for ease of use by a broad variety of customers that do not require custom-designed features.

 Applied Machine Tools

  Metalcutting and Composites Processing Systems for Aerospace. The Company believes it is one of the world's leading producers of large five-axis machining centers and profilers used to machine intricately contoured surfaces, often out of aluminum and high-strength alloys such as titanium, for the aerospace industry. The Company is also a world leader in the development of new machines and systems to automate the manufacture of components made of advanced composite materials, such as carbon or graphite fibers in combination with epoxy. These systems are used by the aerospace industry to manufacture jet engine parts and structural components, primarily for commercial aircraft.

  Large Machine Tools. The Company makes large, often highly customized, metalcutting machines and systems for the manufacturers of heavy machinery such as farm and construction implements and machinery, off-road vehicles and power generation equipment.

  Applied Production Turning Centers and Centerless Grinding Machines. The Company also specializes in manufacturing applied production turning centers and centerless grinding machines designed to meet exacting specifications for the automotive industry. Turning centers, also called CNC lathes, shape cylindrical parts, which are rotated at high speed against a stationary tool. The Company's applied production turning centers are used by the automotive industry in a number of applications. Grinding machines are used to bring a part surface to a more precise dimension or finish. There are many different kinds of grinding processes. In 1991, the Company announced its intention to focus on centerless grinding machines, which grind external diameters of cylindrical parts primarily for the automotive industry and for bearings manufacturers. The Company has a long-standing leadership position in the domestic centerless grinding machine business. In 1994, this business experienced very high levels of new orders from the automotive industry.

  Automated Flexible Manufacturing Cells. Automated flexible manufacturing cells consist of one or more processing machines (usually standard machine tools), ancillary equipment for parts and tools handling and computer hardware and software to automate and integrate all necessary functions, allowing for lightly-manned or unattended operation. These systems are used widely throughout the metalworking industry and generally feature a number of computer-driven functions, such as work and tool scheduling and quality control. Automated flexible manufacturing cells are a major focus of a number of U.S. companies seeking to update plant and equipment to enhance their productivity and international competitiveness. The Company believes that its Wolfpack-developed cell control hardware and software have enabled it to obtain a leadership position in the U.S. automated flexible manufacturing cells market.

 Electronic Systems

  The Company designs and manufactures computer controls and develops proprietary software for its machine tools and plastics machinery. Computer controls and software are often important selling features for individual machines, and the controls and software enable machines to be linked together to form automated cells and manufacturing systems. Most of the controls for the Company's machine tools and plastics machinery are manufactured by the Company, providing significant product differentiation from competing products. The Company's electronic systems business also offers a variety of retrofitting services to automate or upgrade existing machine tools, including those manufactured by other companies. During 1994, the Company introduced two major new families of computer controls, the new CAMAC for plastics machinery and the Acramatic 2100 for machine tools. Both controls are PC-based and feature an open architecture platform.

 Production Facilities

  For the machine tool segment, the Company maintains the following principal production facilities:

FACILITY             PRODUCTS
- --------             --------
Birmingham, England  Standard vertical machining centers.
Cincinnati, Ohio     Standard machine tool products and applied
                     machine tool systems.
                     Electronic controls and industrial
South Lebanon, Ohio  software.

 Sales, Marketing and Customer Service

  The Company markets machine tools in North America through a comprehensive network of independent distributors assisted by the Company's direct sales force. The expanded use of distributors is a significant aspect of the Company's strategy aimed at placing more sales representatives in the field to reach additional markets. Through these distributors, the Company currently has approximately 275 salespeople representing its machine tools in North America, which is approximately three times more salespeople than it had four years ago. The Company continues to emphasize distribution in Europe by upgrading its distributor network. A strong distribution network is one of the cornerstones in the Company's plan to improve its position in the global market for standard machine tools.

  The Company believes that applications work, field service engineering and customer support are important for all its products, especially for grinding machines, aerospace and special machines and automated flexible manufacturing cells. In addition to its marketing and service headquarters in Cincinnati, the Company maintains regional offices in Allentown, Pennsylvania; Chicago, Illinois; Detroit, Michigan; and Toronto, Ontario; as well as in Birmingham, England; and Offenbach, Germany.

 Competition

  The worldwide machine tool industry is made up of a number of competitors, none of which has a dominant market share despite the considerable consolidation that has occurred in the industry over the past decade. The markets for the Company's machine tool segment products are highly competitive in the United States and internationally, with strong competition from U.S., European and Asian companies in all markets. The Company's competitors vary in size and resources; some are larger than the Company, many are smaller, and only a few compete in more than one product category.

  Principal competitive factors for products in the machine tool business are product features (including controls and software), quality, performance, reliability, technology, speed of delivery, price and customer service. The Wolfpack program is designed to enhance the Company's competitive position with respect to each of these competitive factors. In certain aerospace and grinding machine lines, the Company has significant market positions and relatively few competitors. However, in the case of standard machine tool products and automated flexible manufacturing cells, there are many competitors and no one company has market dominance.

INDUSTRIAL PRODUCTS BUSINESS

 The Company's Industrial Products Business

  The Company is a leading producer of three basic types of industrial products: metalcutting tools, metalworking fluids and precision grinding wheels. In 1994, sales of the Company's industrial products segment were $355 million. Most of the Company's industrial products are consumable, which means they are depleted during the process for which they are used, offering the Company a continuous opportunity to sell replacement products to its customers. The Company believes that its industrial products business complements its plastics machinery and machine tool businesses, as the industrial products business requires relatively small investment in equipment and working capital and is exposed to less pronounced business cycles.

 Metalcutting Tools

  Metalcutting tools are used in a wide variety of metalcutting operations. The Company believes that, through its subsidiaries, Valenite and Widia, it is the second largest producer of carbide metalcutting tool systems in the U.S. and the third largest worldwide. Valenite manufactures over 33,000 products, including an extensive line of cutting tool inserts in a wide variety of materials and geometries for turning, boring, milling and drilling, and standard and special steel insert holders. Valenite has strong market positions in carbide die and wear products for metalforming and in products requiring the wear and corrosion resistant properties of tungsten carbide.

  In February 1995, the Company completed the acquisition of Widia, a major European cutting tool maker with key production facilities in Germany and other Western European countries. Widia also owns a 51% interest in Widia (India) Ltd., an Indian public company. Widia's product lines include tungsten carbide cutting tool inserts and steel insert holders needed for metalcutting operations, carbide die and wear products used in forming and stamping metal, and both soft and permanent industrial magnets, used in automotive and other applications.

 Metalworking Fluids

  Metalworking fluids are used as lubricants and coolants in a wide variety of metalcutting and metalforming operations. Major customers are producers of precision metal components for many industries, including manufacturers of automotive power trains, aerospace engines and bearings as well as general metalworking shops. The Company is a full-line supplier, offering water-based fluids (synthetics), water-based oil-bearing fluids (semi-synthetics) and oil-based fluids. Over the last four years, the Company expanded its lines of soluble oils, base oils and synthetic fluids. In 1993, the Company developed a brand of fluid called Valcool designed specifically to work with Valenite metalcutting tools that is being marketed through Valenite's distribution channels.

 Grinding Wheels

  Grinding wheels are used by manufacturers in the metalworking industry. Major customers are producers of precision metal components for many industries, including manufacturers of automotive power trains, aerospace engines and bearings as well as general metalworking machine shops. The Company designs and manufactures a wide variety of precision abrasive grinding wheels, including resin-bonded, vitrified, cubic boron nitride (CBN), diamond and synthetic ceramic abrasive types.

  The Company believes, based on tests in its own laboratories and in customer plants, that the Company's proprietary formulae and modern production equipment and techniques for the manufacture of precision grinding wheels give it advantages in terms of product quality, lower production costs and faster deliveries. The Company achieves lower production costs, in part, by finishing its wheels on computer numerically controlled machines designed and built by the Company's machine tool business.

 Production Facilities

  For its industrial products segment, the Company maintains the following principal production facilities:

FACILITY                            PRODUCTS
- --------                            --------
Andrezieux, France                  Carbide inserts.
Bangalore, India*                   Carbide inserts, steel insert holders,
                                    carbide die and wear products and special
                                    machine tools.
Carlisle, Pennsylvania              Precision grinding wheels.
Cincinnati, Ohio                    Metalworking fluids and precision grinding
                                    wheels.
Detroit, Michigan (metro area)      Carbide inserts, special steel products and
                                    gauging systems, ceramic inserts and cermet
                                    inserts.
Dreux, France*                      Carbide inserts.
Essen, Germany*                     Carbide inserts, magnets and carbide rods.
Gainesville, Texas                  Turning tools, milling cutters and boring
                                    bars.
Hardenberg, The Netherlands*        Carbide die and wear products.
Lichtenau, Germany*                 Steel insert holders.
Nogales, Mexico                     Precision grinding wheels.
Patancheru, India*                  Rock tools.
Sinsheim, Germany                   Special steel tooling products.
Tokyo, Japan                        Carbide inserts and steel tools.
Vitoria, Spain*                     Special braised tools.
Vlaardingen, The Netherlands        Metalworking fluids.
West Branch, Michigan               Power production, die and wear.
Westminster and Seneca, South Car-  Carbide and diamond inserts.
 olina

- --------
* Widia facilities acquired February 1, 1995.

 Sales, Marketing and Customer Service

  The Company sells its fluids and wheels primarily through a growing network of independent industrial distributors, as well as through a direct sales force. The Company's metalworking fluids and grinding wheels businesses offer customer service, training, and applications engineering at most of the Company's regional offices in the U.S. and Europe. See "Machine Tool Business-- Sales, Marketing and Customer Service" for a description of the regional offices. Valenite maintains its own worldwide, direct sales and service force of some 350 technically trained engineers, of whom 200 are located in the United States. The direct sales and service force is complemented by selected independent industrial distributors. Widia maintains a market channel in Europe and India similar to that of Valenite in the U.S.

 Competition

  The Company's main global competitors in its metalworking fluids business are large petrochemical companies and smaller companies specializing in similar fluids. There are a small number of large competitors in the U.S. grinding wheel market, one of which is significantly larger than the Company. The Company has limited sales of grinding wheels outside the U.S.

  The Company believes that, through its subsidiaries, Valenite and Widia, it is the second largest producer of metalcutting tool systems in the U.S. and the third largest worldwide. The Company also believes that Widia is the second largest tooling company in Europe and that Widia (India) Ltd. is the largest carbide insert producer in India.

                          DESCRIPTION OF THE NEW NOTES

  The Old Notes were issued and the New Notes are to be issued under an Indenture dated as of July 1, 1985, between the Company and BankAmerica National Trust Company (formerly BankAmerica Trust Company of New York), as Trustee (the "Trustee"), as supplemented and amended from time to time (the "Indenture"). Upon the issuance of the New Notes, or the effectiveness of a registration statement with respect to the Old Notes, the Indenture governing the Notes will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms, a copy of which is filed (or incorporated by reference) as an exhibit to the Registration Statement of which this Prospectus is a part. Whenever particular provisions of or terms defined in the Indenture are referred to, such provisions and defined terms are incorporated by reference as part of the statement made.

GENERAL

  The New Notes will be issued solely in exchange for an equal principal amount of outstanding Old Notes pursuant to the Exchange Offer. The terms of the New Notes will be substantially identical to the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer. ALL REFERENCES HEREIN TO THE NOTES SHALL BE DEEMED TO BE REFERENCES TO THE OLD NOTES AND/OR THE NEW NOTES, WHICHEVER ARE OUTSTANDING.

  The Notes, which mature on May 15, 2000, will be limited to $100,000,000 in aggregate principal amount and will constitute a separate series for purposes of the Indenture. The Notes are not redeemable prior to maturity and will not be subject to redemption pursuant to a sinking fund or otherwise.

  The Notes will bear interest from the most recent date to which interest has been paid or, if no interest has been paid on the Old Notes, from May 17, 1995, at the rate per annum set forth on the cover page hereof, payable semiannually on May 15 and November 15 of each year to the holders of record at the close of business on the next preceding May 1 or November 1, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If by September 14, 1995, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective, interest will accrue on the Old Notes from and including September 15, 1995, until but excluding the earlier of the date of the consummation of the Exchange Offer and the effective date of the Shelf Registration Statement, at a rate of 8 3/8% per annum, representing Additional Interest of 1/2% per annum. Holders of New Notes will receive, on the next interest payment date following the Expiration Date, a payment equal to the amount of accrued and unpaid Additional Interest, if any, on the Old Notes exchanged for such New Notes. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest (including Additional Interest, if any) on such Old Notes.

  The Indenture provides for the issuance from time to time of additional series of indebtedness without limit. ((S)(S) 2.01 and 4.03 of the Indenture)

  In addition to the Old Notes, as of the date of this Prospectus, $10.8 million of 12% Sinking Fund Debentures due 2010 and $115.0 million of 8 3/8% Notes due 2004 are outstanding under the Indenture. The aggregate of the securities outstanding under the Indenture at any time is herein referred to as the "Outstanding Debt Securities".

  There are no covenants or provisions contained in the Indenture that may afford the holders of the Notes protection in the event of a highly leveraged transaction involving the Company.

RANKING

  The New Notes will be unsecured obligations of the Company and will rank pari passu with other existing unsecured debt of the Company. At March 25, 1995, after giving effect to the sale of the Old Notes and the application of the proceeds thereof, the Company would have had outstanding approximately $299.4 million of senior indebtedness, including the Old Notes, and the Company would not have had any subordinated indebtedness outstanding. Except for approximately $3.9 million of indebtedness related to Industrial Development Revenue Bonds and $9.4 million of indebtedness assumed in connection with the acquisitions of Ferromatik and Widia, the Company had no debt secured by properties or equipment at March 25, 1995.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes will be issued in the form of a global note (the "Global Note") and will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") in New York, New York and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they are participants in such system or indirectly through organizations which are participants in such system.

  Notes that were (i) transferred to institutional "accredited investors" who are not "qualified institutional buyers" (as such terms are defined under the Securities Act (the "Non-Global Purchasers")) or (ii) issued as described below under "--Certificated Notes", may be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer to a qualified institutional buyer of Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes may, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the " Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depository agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

  The Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

  So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole owner and holder of the related Notes for all purposes of such Notes. Owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by such Global Note registered in their names and will not be considered to be the owners or holders of any Notes under the Global Note. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any right of a holder of Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

  The Company expects that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for Certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

CERTIFICATED NOTES

  In addition to transfers to Non-Global Purchasers as described above, the Notes represented by the Global Note are exchangeable for Certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct.

  Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OFFER; REGISTRATION RIGHTS

  In connection with the initial issuance and sale of the Old Notes, the Initial Purchasers and their assignees became entitled to the benefits of the Registration Rights Agreement. The Company is obligated pursuant to the terms of the Registration Rights Agreement, for the benefit of the holders of the Old Notes, at its cost, (i) to file the Registration Statement of which this Prospectus is a part with the SEC with respect to a registered offer to exchange the Old Notes for the New Notes, which will have terms substantially identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions), on or before June 16, 1995, and (ii) to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act on or before September 14, 1995. The Company has agreed to keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. The Company is entitled to close the Exchange Offer 30 days after the commencement thereof, provided that it has accepted all Old Notes theretofore validly tendered in accordance with the terms of the Exchange Offer. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue at the rate of 7 7/8% per annum from the most recent date to which interest has been paid on the Old Note or, if no interest has been paid on the Old Note, from May 17, 1995. In addition, holders of New Notes will receive, on the next interest payment date following the Expiration Date, a payment equal to the amount of accrued and unpaid Additional Interest, if any, on the Old Notes exchanged for such New Notes.

  Under existing SEC interpretations, the New Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Registration Statement in connection with the resale of such New Notes.

  Holders of Old Notes (other than certain specified holders) who wish to exchange such Old Notes for New Notes in the Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes and that it is not an affiliate of the Company.

  In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and
(c) keep the Shelf Registration Statement effective until three years after its effective date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  The Registration Rights Agreement provides that if by June 16, 1995, neither the Registration Statement nor the Shelf Registration Statement has been filed with the SEC, interest will accrue on the Old Notes from and including June 17, 1995, until but excluding the earlier of the date the Registration Statement or the Shelf Registration Statement is filed and September 15, 1995, at a rate of 8 3/8% per annum, representing Additional Interest of 1/2% per annum. If by September 14, 1995, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective, interest will accrue on the Old Notes from and including September 15, 1995, until but excluding the earlier of the date of the consummation of the Exchange Offer and the effective date of the Shelf Registration Statement, at a rate of 8 3/8% per annum, representing Additional Interest of 1/2% per annum. At all other times, the Old Notes will bear interest at the rate of 7 7/8% per annum.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COVENANTS

  Limitations on Secured Funded Debt. The Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing that the Outstanding Debt Securities shall be secured equally and ratably with (or prior to) such Secured Funded Debt, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Company and its Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (6) inclusive described under "Restrictions Upon Sales with Leasebacks" below), would not exceed 10% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries; provided, however, that this restriction will not apply to, and there shall be excluded from Secured Funded Debt in any computation under such restriction, Funded Debt secured by: (1) Liens on property of any corporation existing at the time such corporation becomes a Subsidiary; (2) Liens on property existing at or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation); (3) Liens on property subsequently acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof; (4) Liens in favor of the Company or any Restricted Subsidiary; (5) Liens in favor of the United States of America, State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute; (6) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business; (7) Liens incurred (no matter when created) in connection with the Company's or a Restricted Subsidiary's engaging in leveraged or single-investor lease transactions, provided that the instrument creating or evidencing any borrowings secured by such Lien shall provide that such borrowings are payable solely out of the income and proceeds of the property subject to such Lien and are not a general obligation of the Company or such Restricted Subsidiary; (8) Liens incurred to finance construction, alteration or repair of any Principal Property and improvements thereto prior to or within 270 days after completion of such construction, alteration or repair; (9) Liens (A) held by banks to secure amounts due to such banks in the ordinary course of business, (B) under workers' compensation, unemployment insurance or similar laws, (C) on deposits to secure public or statutory obligations of the Company or a Restricted Subsidiary or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or a Restricted Subsidiary is a party, or pledges or deposits for similar purposes, (D) arising by operation of law such as mechanics' liens, materialmen's liens or other similar liens, or out of judgments or awards against the Company or a Restricted Subsidiary during a stay of execution pending an appeal, (E) for taxes not yet due or being contested in good faith by the Company or a Restricted Subsidiary, and (F) on the
use of real properties which are not material and minor encumbrances and easements; (10) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code of 1954, as amended; or
(11) any extension, renewal, refunding or replacement of the foregoing. ((S)
7.05 of the Indenture)

  "Attributable Debt" means as to any particular lease under which either the Company or any Restricted Subsidiary is at any time liable as lessee and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the greater of (a) the weighted average Yield to Maturity (as defined in the Indenture) of the Outstanding Debt Securities, such average being weighted by the principal amount of the Outstanding Debt Securities of each series or, in the case of Original Issue Discount Securities (as defined in the Indenture), such amount to be the principal amount of such outstanding Original Issue Discount Securities that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the Indenture and (b) the interest rate inherent in such lease (as determined in good faith by the Company), both to be compounded semi-annually. ((S) 1.01 of the Indenture)

  "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities (due within one year) as shown on such balance sheet,
(b) applicable reserves, (c) investments in and advances to Unrestricted Subsidiaries or to entities while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of such balance sheet or other entities accounted for on the equity method of accounting, and (d) Intangible Assets and liabilities relating thereto. "Intangible Assets" means the value (net of any applicable reserves), as shown on or reflected in such balance sheet, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs;
(iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium. ((S) 1.01 of the Indenture)

  "Funded Debt" means any indebtedness maturing more than 12 months after the time of computation thereof, guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), and in the case of any Restricted Subsidiary all preferred stock of such Restricted Subsidiary, and all Capital Lease Obligations (as defined in the Indenture). ((S) 1.01 of the Indenture)

  "Principal Property" means any manufacturing plant located in the United States of America and owned and operated by the Company or any Restricted Subsidiary, and any manufacturing equipment (as defined in the Indenture) owned by the Company or any Restricted Subsidiary in such manufacturing plant. ((S)
1.01 of the Indenture)

  "Restricted Subsidiary" means each Subsidiary other than Unrestricted Subsidiaries. ((S) 1.01 of the Indenture)

  "Secured Funded Debt" means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any Principal Property of the Company or a Restricted Subsidiary. "Liens" means such pledges, mortgages, security interests and other liens. ((S) 1.01 of the Indenture)

  "Subsidiary" means any corporation at least a majority of the outstanding voting stock of which is owned directly or indirectly by the Company or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries. ((S) 1.01 of the Indenture)

  "Unrestricted Subsidiary" means Cincinnati Milacron Commercial Corp., Amertool Services, Inc., Cincinnati Milacron Assurance Ltd., The Factory Power Company, Subsidiaries of the foregoing, and other Subsidiaries designated as Unrestricted Subsidiaries from time to time by the Board of Directors of the Company. ((S) 1.01 of the Indenture)

  Restrictions Upon Sales with Leasebacks. The Company is not permitted, and may not permit a Restricted Subsidiary, to sell any Principal Property owned by the Company or a Restricted Subsidiary with the intention that the Company or any Restricted Subsidiary leaseback such Principal Property, unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Funded Debt (with the exception of Funded Debt which is excluded pursuant to clauses
(1) to (11) inclusive described under "Limitations on Secured Funded Debt" above) would not exceed 10% of Consolidated Net Tangible Assets. This covenant shall not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction or under "Limitations on Secured Funded Debt" above, Attributable Debt with respect to, any sale and leaseback transaction if: (1) the lease in such sale and leaseback transaction is for a period, including renewals, of not more than three years, (2) the Company or a Restricted Subsidiary is permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (11) inclusive described under "Limitations on Secured Funded Debt" above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Outstanding Debt Securities, (3) the sale and leaseback transaction is entered into in respect of a Principal Property within 270 days of the acquisition thereof or the completion of construction and commencement of operation thereof, whichever is later, (4) the Company or a Restricted Subsidiary within 270 days after such sale applies to the retirement of its Secured Funded Debt an amount equal to the greater of (a) the net proceeds of the sale of the Principal Property leased pursuant to such sale and leaseback transaction or (b) the fair market value of the Principal Property so leased; provided, that the amount to be applied to such retirement shall be reduced by the aggregate principal amount of other Secured Funded Debt voluntarily retired within 270 days after such sale; (5) the Company or a Restricted Subsidiary applies the net proceeds of the sale to investment in another Principal Property within 270 days prior or subsequent to such sale; provided, that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, alteration, repair and construction cost of the Company or any Restricted Subsidiary in such other Principal Property less amounts secured by any purchase money or construction mortgage on such other Principal Property; and (6) the sale and leaseback transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. ((S) 7.06 of the Indenture)

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that if an Event of Default with respect to any series of Outstanding Debt Securities shall have happened and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Applicable Debt Securities then outstanding under the Indenture may declare the principal of all the Applicable Debt Securities and the accrued interest thereon, if any, to be due and payable immediately (an "Acceleration"). The term "Applicable Debt Securities" shall mean a series of Outstanding Debt Securities with respect to which an Event of Default shall have occurred and be continuing; provided, however, that in no event shall the term "Applicable Debt Securities" include more than one series of Outstanding Debt Securities except with respect to an Event of Default described under clause (4) or (5) below; provided further, however, that for purposes of clause
(3) below, any covenant or agreement on the part of the Company contained in the Indenture which is not limited to a series of Outstanding Debt Securities shall be in respect of all series of Outstanding Debt Securities, unless otherwise specifically provided with respect to a particular series of Outstanding Debt Securities in the supplement indenture under which such series of Outstanding Debt Securities is issued. ((S) 9.01 of the Indenture)

  Events of Default in respect of the Notes are defined in the Indenture as being: (1) default for 30 days in payment of any interest installment on the Notes when due; (2) default in payment of principal of or premium, if any, on the Notes when due either at their stated maturity, upon any redemption, by an Acceleration or otherwise; (3) default for 60 days after notice to the Company by the Trustee or to the Company and the Trustee by holders of not less then 25% in aggregate principal amount of the Notes at the time outstanding in the performance of any covenant or agreement in the Indenture with respect to the Notes; (4) failure to make any mandatory sinking, purchase or analogous fund payment as and when due and payable with respect to the Notes; (5) certain events of bankruptcy, insolvency and reorganization with respect to the Company; and (6) acceleration of any Indebtedness (as defined in the Indenture) in an aggregate principal amount exceeding $2,000,000 of the Company or a Restricted Subsidiary under the terms of the instrument under which such Indebtedness is issued or secured, if such acceleration is not annulled, or such Indebtedness is not discharged, or a sum sufficient to discharge in full such Indebtedness is not deposited in trust, within 30 days after written notice specifying the related default to the Company by the Trustee or to the Company and the Trustee by holders of not less than 25% in aggregate principal amount of the outstanding Notes. ((S) 9.01 of the Indenture)

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Notes, give to the holders of the Notes notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on any of the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. The term "default" for the purpose of this provision only means the happening of any of the Events of Default with respect to the Notes, except that any grace period and/or notice requirement of such Event of Default is eliminated. ((S) 9.08 of the Indenture)

  Before proceeding to exercise any right or power under the Indenture at the request, order or direction of any holders of the Notes, the Trustee is entitled to be indemnified by such holders subject to the duty of the Trustee during an Event of Default to act with the required standard of care. ((S)
10.02 of the Indenture)

  The Indenture provides that the holders of not less than 50% in aggregate principal amount of the Notes at the time outstanding may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee in respect of the Notes, subject to provisions for indemnification and certain other rights of the Trustee. ((S)(S) 9.07 and 10.02 of the Indenture)

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. ((S) 7.07 of the Indenture)

  In certain cases, the holders of not less than 50% in aggregate principal amount of the Applicable Debt Securities then outstanding may on behalf of the holders of all such Applicable Debt Securities annul an Acceleration and its consequences. Prior to an Acceleration with respect to any series of Outstanding Debt Securities, the holders of not less then 50% in aggregate principal amount of such Outstanding Debt Securities may on behalf of the holders of all such Outstanding Debt Securities waive any past default or Event of Default with respect to such series of Outstanding Debt Securities and its consequences, except, among other things, a default in the payment of the principal of, premium, if any, or interest on such Outstanding Debt Securities. ((S)(S) 9.01 and 9.07 of the Indenture)

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Outstanding Debt Securities to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of such series of Outstanding Debt Securities to be affected, except that no such supplemental indenture may (i) among other things, extend the fixed maturity of any Outstanding Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or change the place or medium of payment of the principal amount thereof, or any premium or interest thereon, or impair certain rights of holders of the Outstanding Debt Securities to institute suit for payment, without the consent of all the holders of the Outstanding Debt Securities so affected, or (ii) reduce the aforesaid percentage of any series of Outstanding Debt Securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of all the holders of such series of Outstanding Debt Securities. ((S) 13.02 of the Indenture)

CONSOLIDATION, MERGER OR SALE OF ASSETS OF THE COMPANY

  The Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (1) either the Company will be the continuing corporation or the successor corporation, as a result of such consolidation, merger or sale of the Company's assets, is organized in the United States of America and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest on all the Outstanding Debt Securities and the performance of every covenant of the Indenture on the part of the Company to be performed and (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale is made shall succeed to, and be substituted for, the Company under the Indenture. ((S)(S) 14.01 and 14.02 of the Indenture)

DEFEASANCE

  If at any time the Company shall deposit with the Trustee (1) funds sufficient to pay, or (2) such amount of direct obligations of the United States of America as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay, all sums due for principal of, premium, if any, and interest on the Notes, as they shall become due from time to time, and provided that certain Events of Default shall not have occurred and be continuing, the Indenture shall cease to be of further effect with respect to the Notes, except as to (i) rights of registration of transfer, substitution and exchange of the Notes, (ii) rights of holders to receive payments from the Company of principal of, premium, if any, and interest on the Notes as they shall become due from time to time and other rights, duties and obligations of holders as beneficiaries with respect to the funds or obligations so deposited with Trustee and (iii) the rights, obligations and immunities of the Trustee under the Indenture; provided, that the Company shall have furnished to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such deposit and defeasance and will be subject to United States Federal income tax on the same amount, and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. ((S)(S) 18.01 and 18.02 of the Indenture)

CONCERNING THE TRUSTEE

  The Company may from time to time maintain lines of credit, and have other customary banking relationships, with affiliates of BankAmerica National Trust Company, the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Initial Purchasers and any broker-dealer who delivered a Prospectus in connection with any resale of the New Notes against certain liabilities, including liabilities under the Securities Act.

                                CERTAIN FEDERAL
                           INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the material United States Federal income tax consequences expected to apply to the exchange of Old Notes for New Notes under currently applicable law. The summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion does not cover all aspects of Federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular holders, and does not address state, local, foreign or other tax laws. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the alternative minimum tax and foreign persons) may be subject to special rules not discussed below. EACH HOLDER OF THE OLD NOTES SHOULD CONSULT WITH ITS OWN TAX ADVISOR IN DETERMINING THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO THE PARTICULAR HOLDER OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES.

  The exchange of New Notes for Old Notes should not be a sale or exchange or otherwise a taxable event for Federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

  HOLDERS OF THE OLD NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE OLD NOTES AND THE NEW NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH FEDERAL TAX LAWS.

                                 LEGAL MATTERS

  Certain legal matters regarding the New Notes will be passed on for the Company by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company at December 31, 1994, and January 1, 1994, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The combined financial statements of Widia incorporated by reference in this Prospectus and Registration Statement have been audited by Coopers & Lybrand GmbH, independent auditors, for the periods indicated in their report thereon which is included in the Company's Current Report on Form 8-K dated February 1, 1995 (as amended by the Company's Form 8-K/A relating thereto filed April 14, 1995). The financial statements audited by Coopers & Lybrand GmbH have been incorporated herein by reference in reliance on such firm's report given upon the authority of such firm as experts in accounting and auditing.

                            CINCINNATI MILACRON INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                               ----------------

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Consolidated Statement of Earnings for the fiscal years ended the Sat-
 urday closest to December 31 in fiscal years 1994, 1993 and 1992......   F-2
Consolidated Balance Sheet as of the Saturday closest to December 31 in fiscal years 1994 and
 1993..................................................................   F-3
Consolidated Statement of Changes in Shareholders' Equity for the fis-
 cal years ended the Saturday closest to December 31 in fiscal years
 1994, 1993 and 1992...................................................   F-4
Consolidated Statement of Cash Flows for the fiscal years ended the
 Saturday closest to
 December 31 in fiscal years 1994, 1993 and 1992.......................   F-5
Notes to Consolidated Financial Statements.............................   F-6
Report of Independent Auditors.........................................   F-16

CONSOLIDATED STATEMENT OF EARNINGS

CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.


(In millions, except per-share amounts)                   1994       1993       1992
                                                      --------   --------   --------
Sales................................................ $1,197.1   $1,029.4   $ 789.2
Cost of products sold................................    904.8      791.3     612.6
                                                      --------   --------   -------
  Manufacturing margins..............................    292.3      238.1     176.6

Other costs and expenses
  Selling and administrative.........................    222.2      191.3     133.6
  Consolidation charge...............................        -       47.1         -
  Disposition of subsidiary..........................        -       22.8         -
  Other - net........................................      5.9         .7       (.2)
                                                      --------   --------   -------
    Total other costs and expenses...................    228.1      261.9     133.4
                                                      --------   --------   -------
Operating earnings (loss)............................     64.2      (23.8)     43.2

Interest
  Income.............................................      2.6        2.3       2.9
  Expense............................................    (17.9)     (15.7)    (19.1)
                                                      --------   --------   -------
    Interest - net...................................    (15.3)     (13.4)    (16.2)
                                                      --------   --------   -------

EARNINGS (LOSS) BEFORE INCOME
  TAXES, EXTRAORDINARY ITEMS AND
  CUMULATIVE EFFECT OF CHANGES IN
  METHODS OF ACCOUNTING..............................     48.9      (37.2)     27.0

Provision for income taxes...........................     11.2        8.2      10.9
                                                      --------   --------   -------

EARNINGS (LOSS) BEFORE EXTRAORDINARY
  ITEMS AND CUMULATIVE EFFECT OF
  CHANGES IN METHODS OF ACCOUNTING...................     37.7      (45.4)     16.1

Extraordinary items
  Loss on early extinguishment of debt...............        -       (4.4)        -
  Tax benefit from loss carryforward.................        -          -       5.4
Cumulative effect of changes in methods
  of accounting......................................        -      (52.1)        -
                                                      --------   --------   -------
NET EARNINGS (LOSS).................................. $   37.7   $ (101.9)  $  21.5
                                                      ========   ========   =======

EARNINGS (LOSS) PER COMMON SHARE
  Earnings (loss) from continuing
    operations before extraordinary items
    and cumulative effect of changes in
    methods of accounting............................ $   1.10   $  (1.41)  $   .58
  Extraordinary items
    Loss on early extinguishment of debt.............        -       (.14)        -
    Tax benefit from loss carryforward...............        -          -       .19
  Cumulative effect of changes in methods
    of accounting....................................        -      (1.61)        -
                                                      --------   --------   -------
  NET EARNINGS (LOSS)................................ $   1.10   $  (3.16)  $   .77
                                                      ========   ========   =======

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET

CINCINNATI MILCRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.

(In millions)                                                        1994      1993
                                                                 --------   -------
ASSETS
  Current assets
    Cash and cash equivalents..................................  $   21.5   $  18.8
    Notes and accounts receivable
      less allowances..........................................     188.0     188.3
    Inventories
      Raw materials............................................      25.4      21.5
      Work-in-process and finished parts.......................     162.8     155.7
      Finished products........................................      79.0      70.0
                                                                 --------   -------
        Total inventories......................................     267.2     247.2
    Other current assets.......................................      38.0      29.3
                                                                 --------   -------
      Total current assets.....................................     514.7     483.6
  Property, plant and equipment - net..........................     198.8     184.0
  Other noncurrent assets......................................      74.1      62.0
                                                                 --------   -------
  TOTAL ASSETS.................................................  $  787.6   $ 729.6
                                                                 ========   =======

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
    Amounts payable to banks...................................  $   62.8   $  74.2
    Long-term debt and lease obligations
      due within one year......................................      21.1       3.4
    Trade accounts payable.....................................      99.2      84.6
    Advance billings and deposits..............................      39.6      36.9
    Accrued and other current liabilities......................     140.6     170.2
                                                                 --------   -------
      Total current liabilities................................     363.3     369.3
  Long-term accrued liabilities................................     123.5     128.6
  Long-term debt and lease obligations.........................     143.0     107.6
                                                                 --------   -------
    TOTAL LIABILITIES..........................................     629.8     605.5
                                                                 --------   -------
  Commitments and contingencies................................       -         -
  Shareholders' equity
    4% Cumulative Preferred shares.............................       6.0       6.0
    Common shares, $1 par value (outstanding:
      33.7 in 1994 and 33.5 in 1993)...........................      33.7      33.5
    Capital in excess of par value.............................     255.5     251.3
    Accumulated deficit........................................    (125.9)   (151.2)
    Cumulative foreign currency translation
      adjustments..............................................     (11.5)    (15.5)
                                                                 --------   -------
        TOTAL SHAREHOLDERS' EQUITY.............................     157.8     124.1
                                                                 --------   -------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................  $  787.6   $ 729.6
                                                                 ========   =======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.

                                                                                                       Cumulative
                                                        4%                                                Foreign
                                                Cumulative         Common  Capital in                    Currency          Total
                                                 Preferred        Shares,   Excess of   Accumulated   Translation  Shareholders'
(In millions, except share amounts)                 Shares   $1 Par Value   Par Value       Deficit   Adjustments         Equity
                                                ----------   ------------  ----------   -----------   -----------  -------------
BALANCE AT YEAR-END 1991.......................       $6.0          $27.4      $140.3      $ (48.8)        $  4.1         $129.0

Stock options exercised and restricted
  stock awarded for 91,628 common shares.......                        .1         2.4                                        2.5
Sale of 42,640 treasury shares.................                                    .6                                         .6
Net earnings for the year......................                                               21.5                          21.5
Cash dividends
  Preferred shares ($4.00 per share)...........                                                (.2)                          (.2)
  Common shares ($.36 per share)...............                                              (10.0)                        (10.0)
Foreign currency translation adjustments.......                                                              (9.0)          (9.0)
                                                      ----          -----      ------      -------         ------         ------
BALANCE AT YEAR-END 1992.......................        6.0           27.5       143.3        (37.5)          (4.9)         134.4

Issuance of 5,175,000 common shares in
  public offering..............................                       5.2        95.4                                      100.6
Stock options exercised and restricted stock
  awarded for 854,918 common shares............                        .8        12.8                                       13.6
Net purchase of 3,967 treasury shares..........                                   (.2)                                       (.2)
Net loss for the year..........................                                             (101.9)                       (101.9)
Cash dividends
  Preferred shares ($4.00 per share)...........                                                (.2)                          (.2)
  Common shares ($.36 per share)...............                                              (11.6)                        (11.6)
Foreign currency translation adjustments.......                                                             (10.6)         (10.6)
                                                      ----          -----      ------      -------         ------         ------
BALANCE AT YEAR-END 1993.......................        6.0           33.5       251.3       (151.2)         (15.5)         124.1

Stock options exercised and restricted stock
  awarded for 203,404 common shares............                        .2         4.1                                        4.3
Sale of 6,998 treasury shares..................                                    .1                                         .1
Net earnings for the year......................                                               37.7                          37.7
Cash dividends
  Preferred shares ($4.00 per share)...........                                                (.2)                          (.2)
  Common shares ($.36 per share)...............                                              (12.2)                        (12.2)
Foreign currency translation adjustments.......                                                               4.0            4.0
                                                      ----          -----      ------      -------         ------         ------
BALANCE AT YEAR-END 1994.......................       $6.0          $33.7      $255.5      $(125.9)        $(11.5)        $157.8
                                                      ====          =====      ======      =======         ======         ======

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

CINCINNATI MILACRON INC. AND SUBSIDIARIES
Fiscal year ends on Saturday closest to December 31.

(In millions)                                          1994      1993     1992
                                                    -------  --------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
  OPERATING ACTIVITIES CASH FLOWS
    Net earnings (loss)...........................  $ 37.7   $(101.9)  $ 21.5
    Extraordinary loss on early
      extinguishment of debt......................       -       4.4        -
    Cumulative effect of changes in
      methods of accounting.......................       -      52.1        -
    Other operating activities providing
      (using) cash
        Depreciation..............................    28.2      26.1     20.9
        Consolidation charge......................       -      47.1        -
        Disposition of subsidiary.................       -      22.8        -
        Deferred income taxes.....................      .5       1.5      1.5
        Working capital changes
          Notes and accounts receivable...........     4.8      31.6     13.0
          Inventories.............................   (19.8)     24.2    (16.5)
          Other current assets....................     (.4)      5.1      1.3
          Trade accounts payable..................    13.3      (8.3)     9.6
          Other current liabilities...............   (42.5)    (61.5)   (29.5)
        Increase in other noncurrent assets.......    (3.2)     (2.1)    (3.3)
        Decrease in long-term accrued liabilities.    (6.2)    (10.1)   (11.0)
        Other - net...............................    (4.4)     (8.8)    (9.7)
                                                    ------   -------   ------
          Net cash provided (used) by operating
            activities............................     8.0      22.2     (2.2)
                                                    ------   -------   ------
  INVESTING ACTIVITIES CASH FLOWS
    Capital expenditures..........................   (43.0)    (23.4)   (17.6)
    Net disposals of property, plant and
      equipment...................................     4.3      22.2     11.1
    Acquisitions..................................    (1.9)   (112.5)       -
    Divestitures..................................     3.2       5.0        -
                                                    ------   -------   ------
      Net cash used by investing activities.......   (37.4)   (108.7)    (6.5)
                                                    ------   -------   ------
  FINANCING ACTIVITIES CASH FLOWS
    Dividends paid................................   (12.4)    (11.8)   (10.2)
    Issuance of long-term debt....................   115.4         -        -
    Repayments of long-term debt and lease
      obligations.................................   (62.8)    (61.9)    (1.4)
    Increase (decrease) in amounts payable
      to banks....................................   (12.5)     54.8     15.9
    Net issuance of common shares.................     4.4     114.0      3.1
    Redemption premium on early extinguishment
      of debt.....................................       -      (4.7)       -
                                                    ------   -------   ------
      Net cash provided by financing activities...    32.1      90.4      7.4
                                                    ------   -------   ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..     2.7       3.9     (1.3)
Cash and cash equivalents at beginning of year....    18.8      14.9     16.2
                                                    ------   -------   ------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........  $ 21.5   $  18.8   $ 14.9
                                                    ======   =======   ======

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR END

The company's year ends on the Saturday closest to December 31 of each year. Fiscal year ends are as follows:

    1994:  December 31, 1994
    1993:  January 1, 1994
    1992:  January 2, 1993

CONSOLIDATION

The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany transactions are eliminated.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the company's foreign operations are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at weighted-average exchange rates for the period. Net exchange gains or losses resulting from such translation are excluded from net earnings (loss) and accumulated in a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in other costs and expenses - net in the Consolidated Statement of Earnings. Gains and losses on foreign exchange forward contracts are recognized as part of the specific transaction hedged.

CASH AND CASH EQUIVALENTS

The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

INVENTORY VALUATION

Inventories are stated at the lower of cost or market, including provisions for obsolescence commensurate with known or estimated exposures. The principal methods of determining costs are last-in, first-out (LIFO) for most U.S. inventories and average or standard cost, which approximates first-in, first-out
(FIFO), for other inventories.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, including capital leases, are stated at cost. Equipment leased to customers is accounted for under the operating lease method. For financial reporting purposes, depreciation is generally determined on the straight-line method using estimated useful lives of plant and equipment.

Property, plant and equipment currently idle and held for sale or identified for sale in the future are valued at the lower of historical cost less accumulated depreciation, or estimated net realizable value. Carrying costs through the expected disposal dates of such assets are accrued at the time expected losses are recognized or, in the case of assets to be sold at a gain, charged to expense as incurred.

INCOME TAXES

The company provides deferred taxes for cumulative temporary differences between the financial reporting basis and income tax basis of its assets and liabilities. Provisions are made for any additional taxes on anticipated distributions from subsidiaries.

EARNINGS PER SHARE

Earnings per common share are based on the weighted-average number of common shares and common share equivalents outstanding.

RETIREMENT BENEFIT PLANS

The company maintains various pension plans covering substantially all employees. Pension benefits are based primarily on length of service and highest consecutive average five-year compensation. The company's policy is to fund the plans in accordance with applicable laws and regulations.


CUMULATIVE EFFECT OF CHANGES IN METHODS OF ACCOUNTING

Effective January 3, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This standard requires the use of the liability method, under which deferred income tax assets and liabilities related to cumulative differences between an entity's financial reporting and tax basis balance sheets are recognized using expected future tax rates. Previously, the company had used the deferred method, under which deferred income tax assets and liabilities were based on historical differences between financial reporting income and taxable income and recognized using historical income tax rates. Financial results for fiscal year 1992 have not been restated in connection with the adoption of this standard.

The company's domestic operations also adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," effective January 3, 1993. This standard requires that the expected cost of postretirement benefits other than pensions, such as health care benefits, that are provided to retirees be recognized on the accrual method during the years that employees render service. The company provides health care benefits to U.S. retirees and previously recognized the related cost as the benefits were paid. The standard does not permit the restatement of the financial results of prior years.

The company has recorded the cumulative effect (to January 2, 1993) of adopting these standards as a charge to earnings in the first quarter of 1993, as follows:

Cumulative Effect of Changes in Methods of Accounting

                                                   1993
                                           ----------------------
                                           Charge to   Per Common
(In millions, except per share amounts)     Earnings        Share
                                           ---------   ----------
Income taxes..............................   $ (4.2)     $ (.13)

Retiree health care benefits
 (with no current tax effect).............    (47.9)      (1.48)
                                             ------      ------
                                             $(52.1)     $(1.61)
                                             ======      ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The new standard for accounting for income taxes imposes significant limitations on the recognition and valuation of deferred tax assets related to future tax deductions previously recognized for financial reporting purposes and to net operating loss carryforwards. Because of these limitations, and because the company entered 1993 with a U.S. net operating loss carryforward of approximately $36 million, no income tax benefit could be recognized on a net basis for the cumulative effect of adopting the new accounting rules for postretirement health care benefits.

CONSOLIDATION CHARGE

In December, 1993, management adopted a plan to reduce machine tool manufacturing capacity by consolidating U.S. machine tool manufacturing into facilities in Cincinnati and accordingly, recorded a charge of $47.1 million (with no current tax effect). Production at the company's two machine tool facilities in Fountain Inn and Greenwood, South Carolina was phased out during 1994 and the plants were closed by year-end. The consolidation addressed excess manufacturing capacity created by two factors: the company's successful Wolfpack program, which significantly reduced the hours and floorspace required to manufacture and assemble machine tool products, and the unusually steep recession in the aerospace industry, which has dramatically lowered demand for the company's advanced machine tool systems. The consolidation plan included a provision for the phase out of production in South Carolina offset by a simultaneous ramp up of production in Cincinnati in order to minimize the effect of the consolidation on 1994 sales.

Major components of the charge are reflected in the following table.

Consolidation Charge

(In millions)                                       1993
                                                   -----
Severance and other fringe benefits............... $ 9.1
Costs to relocate key employees
 and production...................................  10.0
Write-downs of inventory of discontinued
 products.........................................   6.1
Loss on disposal of plant and equipment...........   4.9
Accrual for operating losses through plant
 closing dates....................................  13.6
Other.............................................   3.4
                                                   -----
                                                   $47.1
                                                   =====

Reserves related to additional cash costs to be incurred principally in the first quarter of 1995 totaled approximately $2.6 million at year-end 1994.

Completion of the consolidation was originally expected to result in a net employee reduction of 235 in U.S. machine tool operations. However, increased customer demand for machine tool products, including the products being transferred from South Carolina, has caused this target to be reduced to 150. In addition, the favorable job market in South Carolina resulted in an unexpectedly high early attrition rate at the facilities to be closed. As a result of these factors, the cost for severance and other fringe benefits was approximately $6 million less than the original estimate reflected above. Simultaneously, a higher than expected number of voluntary terminations slowed the phase out of production in South Carolina and as a result, operating losses through the closure date of the two plants were approximately $2 million higher than originally expected. The net $4 million reduction in the cost of the consolidation was utilized to absorb incremental costs arising from the 1990 and 1991 machine tool restructurings, including lower estimated net proceeds from the sale of the Heald facility, the closure of certain overseas sales offices and the restructuring of domestic machine tool operations.

DISPOSITION OF SUBSIDIARY

In November, 1993, the company announced its decision to sell its Sano business. Accordingly, the company recorded charges in the third and fourth quarters of 1993 totaling $22.8 million (with no current tax effect) to adjust its investment in Sano to net realizable value. The decision to sell Sano was due in part to its continuing operating losses. In addition, the Sano business did not serve a major global market with good long-term growth and profit potential and as a result, did not meet the company's criteria for a core business. In February, 1994, the company completed the sale of Sano resulting in initial cash proceeds of $2.0 million. The remainder of the gross sales price of approximately $7 million is being received through the collection of trade receivables and in varying installments through 1999.

ACQUISITIONS

On February 1, 1993, the company completed the acquisition of GTE Valenite Corporation (Valenite) for $66 million in cash and $11 million of assumed debt. Valenite is a leading producer of consumable industrial metalcutting products. The acquisition, which was accounted for under the purchase method, was financed principally through the sale of $50 million of accounts receivable and borrowings under the company's committed revolving credit facility.

On November 8, 1993, the company completed the acquisition of Ferromatik, the plastics injection molding machine business of Kloeckner-Werke AG, for DM 74.8 million (approximately $44 million) in cash and DM 10.6 million (approximately $6 million) in assumed debt. The acquisition, which was accounted for under the purchase method, was financed primarily through borrowings under the company's existing lines of credit, including its committed revolving credit facility. Ferromatik, which is headquartered in Germany, is one of the world's leading producers of injection molding machines and is recognized for high-end technology and specialty applications.

The aggregate acquisition cost of the company's investments in Valenite and Ferromatik, including professional fees and other costs related thereto, was approximately $115.5 million. The following table presents the allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed. Goodwill arising from the Valenite and Ferromatik acquisitions, which is included in other noncurrent assets in the following table, totaled $15.6 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allocation of Acquisition Cost

(In millions)                                        1993
                                                   ------
Cash and cash equivalents........................  $  1.1
Accounts receivable..............................    54.6
Inventories......................................    74.2
Other current assets.............................    19.5
Property, plant and equipment....................    91.1
Other noncurrent assets..........................    28.6
                                                   ------
 Total assets....................................   269.1
                                                   ------
Amounts payable to banks and
 long-term debt due within one year..............    13.1
Other current liabilities........................   103.7
Long-term accrued liabilities....................    31.6
Long-term debt and lease obligations.............     5.2
                                                   ------
 Total liabilities...............................   153.6
                                                   ------
Total acquisition cost...........................  $115.5
                                                   ======

As presented above, other current liabilities includes a reserve of $44.0 million for the restructuring of Valenite for future profitability. The restructuring plan included the consolidation of production through the closing of eleven production facilities, the downsizing of two production facilities and a net employee reduction in excess of 500. The total cost of the restructuring, to the extent reflected in the allocation of acquisition cost, was $53.7 million ($25.8 million in cash) and included amounts for severance, relocation and losses on the sale of surplus inventory, machinery and equipment and production facilities. Additional costs in 1993 and 1994 related to the overall restructuring plan that were not reserved for in the allocation of acquisition cost totaled $11.4 million, of which $7.9 million was recorded as capital expenditures with the remaining $3.5 million being charged to expense as incurred. The restructuring, which began March 2, 1993, was completed in 1994.

Other current liabilities also includes a reserve of $6.5 million for the restructuring of Ferromatik during 1994. Capital expenditures related to the overall restructuring plan, which are not reserved in the allocation of acquisition cost, totaled $.3 million in 1994 but will be more significant in 1995. Due to general economic conditions in Europe, the operations of Ferromatik's manufacturing plant were restructured during 1993 and 1992 to improve efficiency and reduce personnel levels. The company and Ferromatik identified additional restructuring actions, including further personnel reductions, that are intended to improve Ferromatik's profitability in the future. These actions, which complement the actions already taken prior to the acquisition, were substantially completed during 1994 except for the capital expenditures to be made in 1995.

Unaudited pro forma sales and earnings information for 1993 and 1992 prepared under the assumption that the acquisitions had been completed at the beginning of those years is as follows:

Pro Forma Information
(In millions, except per-share amounts)          1993       1992
                                              -------   --------
Sales.......................................  1,128.4   $1,187.5
                                              =======   ========
Earnings (loss) before extraordinary
  items and cumulative effect of changes
  in methods of accounting..................  $ (48.2)  $   19.3
Extraordinary items
  Loss on early extinguishment of debt......     (4.4)         -
  Tax benefit from loss carryforward........        -        4.0
Cumulative effect of changes
  in methods of accounting..................    (52.1)         -
                                              -------   --------
Net earnings (loss).........................  $(104.7)  $   23.3
                                              =======   ========

Earnings (loss) per common share
  Earnings (loss) before extraordinary
    items and cumulative effect of changes
    in methods of accounting................  $ (1.50)  $    .69
  Extraordinary items
    Loss on early extinguishment of debt....     (.14)         -
    Tax benefit from loss carryforward......        -        .15
  Cumulative effect of changes
    in methods of accounting................    (1.61)         -
                                              -------   --------
  Net earnings (loss).......................  $ (3.25)  $    .84
                                              =======   ========

RESEARCH AND DEVELOPMENT

Charges to operations for research and development activities are summarized below. The amounts include expenses related to the company's Wolfpack product development and process improvement program.

Research and Development

(In millions)                  1994    1993    1992
                              -----   -----   -----
Research and development....  $46.8   $41.9   $34.1
                              =====   =====   =====

RETIREMENT BENEFIT PLANS

Summarized in the following tables are the company's pension cost (income) and funded status of its major pension plans.

Pension Cost (Income)

(In millions)                                    1994     1993     1992
                                               ------   ------   ------
Service cost (benefits earned
 during the period)..........................  $  7.6   $  6.3   $  6.3
Interest cost on projected
 benefit obligation..........................    32.2     31.5     29.0
Actual loss (return) on plan assets..........     4.8    (54.8)   (24.0)
Net amortization and deferral................   (47.0)    14.3    (18.7)
                                               ------   ------   ------
Pension cost (income)........................  $ (2.4)  $ (2.7)  $ (7.4)
                                               ======   ======   ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Funded Status of Pension Plans at Year-End

(In millions)                                              1994      1993
                                                        -------   -------
Vested benefit obligation.............................  $(316.6)  $(340.2)
                                                        =======   =======
Accumulated benefit obligation........................  $(331.9)  $(353.7)
                                                        =======   =======
Plan assets at fair value, primarily listed
 stocks and debt securities, including
 company stock of $14.9 in 1994
 and $14.0 in 1993....................................  $ 366.1   $ 396.9
Projected benefit obligation..........................   (383.7)   (416.9)
                                                        -------   -------
Deficiency of plan assets in relation
 to projected benefit obligation......................    (17.6)    (20.0)
Unrecognized net (gain ) loss.........................     41.6      46.8
Unrecognized net transition asset.....................    (24.8)    (30.2)
                                                        -------   -------
Accrued pension liability.............................  $   (.8)  $  (3.4)
                                                        =======   =======


At December 31, 1994, the projected benefit obligation of the company's U.S. plan exceeded its assets by $28.9 million, while the assets of the plan for United Kingdom employees exceeded the projected benefit obligation by $11.3 million. A contribution of $.1 million was made to the U.S. plan in 1994. Because of the funded status of the two plans, no other contributions were required or made in the three year period ended December 31, 1994.

For 1994 and 1993, the assumed discount rates used in determining the projected benefit obligation were 9% and 7 1/2%, respectively. The assumed rate of increase in remuneration was 5% for 1994 and 4 1/2% for 1993. The weighted-average expected long-term rate of return on plan assets used to determine pension income was 9 1/2% in all years presented.

In addition to pension benefits, the company also provides varying levels of postretirement health care benefits to most U.S. employees who retire from active service after having attained age 55 and ten years of service. The plan is contributory in nature. Prior to 1993, retiree contributions were based on varying percentages of the average per-contract cost of benefits, with the company funding any excess over these amounts. However, the plan was amended in 1992 to freeze the dollar amount of the company's contributions in future years for employees retiring after 1980 based on specified percentages of the 1993 per-contract cost.

Effective January 3, 1993, the company's domestic operations adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The change did not significantly affect earnings before extraordinary items and cumulative effect of changes in methods of accounting for 1993.

The following table presents the components of the company's liability for future retiree health care benefits.

Accrued Postretirement Health Care Benefits

(In millions)                                       1994     1993
                                                 -------  -------
Accumulated postretirement benefit obligation
 Retirees......................................  $(35.2)  $(42.6)
 Fully eligible active participants............    (5.4)    (7.4)
 Other active participants.....................    (7.5)    (8.1)
                                                 ------   ------
                                                  (48.1)   (58.1)
Unrecognized net loss..........................     2.6      9.8
                                                 ------   ------
                                                 $(45.5)  $(48.3)
                                                 ======   ======

At year-end 1994, $1.5 million of the total liability for postretirement health care benefits is included in current liabilities in the Consolidated Balance Sheet.

Retiree health care costs for 1994 were $4.8 million, consisting of service cost of $.5 million, interest of $4.0 million and amortization of $.3 million. In 1993, retiree health care costs were $4.5 million, including service cost and interest of $.3 million and $4.2 million, respectively.

Prior to 1993, the company recognized the cost of health care benefits paid to U.S. retirees as incurred. Such costs totaled $5.8 million in 1992.

The discount rates used in calculating the accumulated postretirement benefit obligation were 8 1/2% for 1994 and 7% for 1993. For 1995, the assumed rate of increase in health care costs used to calculate the accumulated postretirement benefit obligation is 10%. This rate is assumed to decrease to varying degrees annually to 6% for years 2005 and thereafter. Because of the effect of the 1992 plan changes that froze the dollar amount of the company's contributions for future years, a one percent change in each year in relation to the above assumptions would not significantly change the accumulated postretirement benefit obligation or the total cost of the plan.

INCOME TAXES

Effective January 3, 1993, the company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The standard requires the use of the liability method to recognize deferred income tax assets and liabilities using expected future tax rates. The tax effects of temporary differences that give rise to the recorded deferred tax assets and deferred tax liabilities at year-end 1994 and 1993 are presented in the following table.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Components of Deferred Tax Assets and Liabilities

(In millions)                                          1994     1993
                                                    -------  -------
Deferred tax assets
  Net operating loss and various tax
    credit carryforwards..........................  $ 56.8   $ 40.8
  Accrued postretirement health care benefits.....    15.4     16.9
  Inventories, principally due to obsolescence
    reserves and additional costs inventoried
    for tax purposes..............................     7.1      5.6
  Accrued employee benefits other than
    pensions and retiree health care benefits.....     5.2      3.2
  Accrued pension costs...........................     4.6      5.3
  Accrued warranty costs..........................     3.2      2.2
  Accounts receivable, principally due to
    allowances for doubtful accounts..............     1.8      1.3
  Consolidation, restructuring and
    other reserves................................     2.0     34.8
  Foreign investments.............................     1.4      9.2
  Other...........................................    15.8     13.1
                                                    ------   ------
    Total deferred tax assets.....................   113.3    132.4
    Less valuation allowance......................   (85.7)   (95.7)
                                                    ------   ------
      Net deferred tax assets.....................    27.6     36.7
                                                    ------   ------
Deferred tax liabilities
  Property, plant and equipment, principally
    due to differences in depreciation methods....    18.5     26.1
  Undistributed earnings of foreign subsidiaries..       -      3.9
  Pension assets..................................     3.5      2.9
  Other...........................................     7.6      4.2
                                                    ------   ------
    Total deferred tax liabilities................    29.6     37.1
                                                    ------   ------
Net deferred tax liability........................  $ (2.0)  $  (.4)
                                                    ======   ======

Summarized in the following tables are the company's earnings (loss) before income taxes, extraordinary items and cumulative effect of changes in methods of accounting, its provision for income taxes, and a reconcilement of the U.S. statutory rate to the tax provision rate.

Earnings (Loss) Before Income Taxes, Extraordinary Items and
Cumulative Effect of Changes in Methods of Accounting

(In millions)                    1994      1993      1992
                              -------  --------  --------
United States...............    $32.7   $(41.5)     $28.0
Foreign.....................     16.2      4.3       (1.0)
                                -----   ------      -----
                                $48.9   $(37.2)     $27.0
                                =====   ======      =====

Provision for Income Taxes
                                                 Deferred
                              Liability Method     Method
                              ----------------   --------
(In millions)                    1994     1993       1992
                                -----   ------      -----
Current provision
 United States................  $ 4.1     $  -      $   -
 State and local..............    3.4      2.4        1.7
 Foreign......................    3.2      4.3        2.3
                                -----     ----      -----
                                 10.7      6.7        4.0
                                -----     ----      -----
Deferred provision
 United States................      -        -         .6
 Foreign......................     .5      1.5         .9
                                -----     ----      -----
                                   .5      1.5        1.5
                                -----     ----      -----
Provision recognized as
 extraordinary benefit........      -        -        5.4
                                -----     ----      -----
                                $11.2     $8.2      $10.9
                                =====     ====      =====

Components of the Provision for Deferred Income Taxes

                                                               Deferred
                                             Liability Method    Method
                                         --------------------  --------
(In millions)                                 1994       1993      1992
                                         ---------   --------  --------
Tax effects of consolidation,
 restructuring and other reserves           $ 32.8    $ (9.2)     $ 1.2
Change in deferred revenue                     (.2)    (16.3)         -
Depreciation                                  (7.6)      1.3          -
Change in valuation allowance                (10.0)     25.5          -
Change in deferred taxes related to
 operating loss carryforward                 (16.0)     (1.3)         -
Other                                          1.5       1.5         .3
                                             -----    ------      -----
                                             $  .5    $  1.5      $ 1.5
                                             =====    ======      =====

Reconcilement of the U.S. Statutory Rate to the Tax Provision Rate

                                                               Deferred
                                           Liability Method      Method
                                           ----------------    --------
                                               1994    1993        1992
                                           --------  ------    --------
U.S. statutory tax rate..................      35.0%  (35.0)%      34.0%
Increase (decrease) resulting from
  Losses without current tax benefits....       5.6    56.1         5.1
  Tax benefits from net reversal of
  U.S. temporary differences.............     (15.1)      -           -
  Effect of operations outside the U.S...      (9.5)   (5.5)       (2.7)
  State and local taxes, net of federal
    benefit..............................       7.0     6.5         4.2
  Other..................................       (.1)    (.1)        (.2)
                                              -----   -----        ----
                                               22.9%   22.0%       40.4%
                                              =====   =====        ====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 1992, in accordance with accounting rules then in effect, the company recognized an extraordinary tax benefit of $5.4 million, or $.19 per share, from the realization of its U.S. net operating loss carryforward that originated principally from a closing and relocation charge of $75.1 million recorded in 1991 and a special charge of $32.8 million for product discontinuance and the reorganization of grinding machine and certain other machine tool manufacturing operations recorded in 1990.

For U.S. tax reporting purposes, at year-end 1994, the company had net operating loss carryforwards of approximately $41 million which expire in 2008 and 2009.

Undistributed earnings of foreign subsidiaries which are intended to be indefinitely reinvested aggregated $42 million at the end of 1994.

Income taxes of $10.4 million, $16.1 million and $5.0 million were paid in 1994, 1993 and 1992, respectively.

RECEIVABLES

The components of notes and accounts receivable less allowances are shown in the following table.

Notes and Accounts Receivable Less Allowances

(In millions)                              1994    1993
                                         ------  ------
Notes receivable.......................  $ 12.9  $  6.0
Accounts receivable....................   183.8   190.2
                                         ------  ------
                                          196.7   196.2
Less allowances for doubtful accounts..     8.7     7.9
                                         ------  ------
                                         $188.0  $188.3
                                         ======  ======

The acquisition of Valenite was financed in part through the sale of $50.0 million of the company's U.S. accounts receivable. The sale transaction occurred under a three year receivables purchase agreement with an independent issuer of receivables-backed commercial paper, pursuant to which the company agreed to sell on an ongoing basis and without recourse, an undivided percentage ownership interest in designated pools of accounts receivable. In order to maintain the balance in the designated pools of accounts receivable sold, the company is obligated to sell undivided percentage interests in new receivables as existing receivables are collected. On March 18, 1994, the receivables purchase agreement was amended and restated to provide for the sale of up to $65.0 million of interests in accounts receivable through January, 1996, the termination date of the agreement. At December 31, 1994, and January 1, 1994, the undivided interest in the company's gross accounts receivable that had been sold to the purchaser aggregated $65.0 million and $50.0 million, respectively. The company also sold an additional $11.4 million of accounts receivable in the fourth quarter of 1993 under a separate receivables purchase agreement. Costs related to both sales are included in other costs and expenses - net in the Consolidated Statement of Earnings. The proceeds are reported as providing operating cash flow in the Consolidated Statement of Cash Flows.

INVENTORIES

Inventories amounting to $136.1 million for 1994 and $134.8 million for 1993 are stated at LIFO cost. Such inventories if stated at FIFO cost would be greater by approximately $59.5 million in 1994 and $57.4 million in 1993.

As presented in the Consolidated Balance Sheet, inventories are net of reserves for obsolescence of $38.6 million and $33.8 million in 1994 and 1993, respectively.

PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are shown in the following table.

Property, Plant and Equipment - Net

(In millions)                                         1994    1993
                                                    ------  ------
Land..............................................  $  8.1  $  8.4
Buildings.........................................   139.4   138.3
Machinery and equipment...........................   301.8   284.6
                                                    ------  ------
                                                     449.3   431.3

Less accumulated amortization and
  allowances for depreciation.....................   250.5   247.3
                                                    ------  ------
                                                    $198.8  $184.0
                                                    ======  ======

OTHER ASSETS

At December 31, 1994, other current assets includes $10.3 million related to assets held for sale, including the net book value of Valenite's American Mine Tool business, which was sold in January, 1995, and certain idle production facilities which are expected to be sold in 1995.

At December 31, 1994, the $5.9 million carrying value of the two South Carolina facilities that were closed in connection with the machine tool consolidation is included in other noncurrent assets. At January 1, 1994, property, plant and equipment - net included $7.2 million related to these facilities which were still in use at that time.

LIABILITIES

The components of accrued and other current liabilities and long-term accrued liabilities are shown in the following tables.

Accrued and Other Current Liabilities

(In millions)                                          1994    1993
                                                     ------  ------
Accrued salaries, wages and
  other compensation...............................  $ 29.9  $ 21.5
Consolidation reserve..............................     2.6    38.7
Restructuring reserves.............................     3.1    17.1
Accrued and deferred income taxes..................    21.5    23.6
Other accrued expenses.............................    83.5    69.3
                                                     ------  ------
                                                     $140.6  $170.2
                                                     ======  ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Term Accrued Liabilities

(In millions)                                        1994      1993
                                                   ------    ------
Accrued pension and other compensation...........  $ 27.3    $ 24.1
Accrued postretirement health care benefits......    44.0      46.9
Accrued and deferred income taxes................    25.8      30.5
Other............................................    26.4      27.1
                                                   ------    ------
                                                   $123.5    $128.6
                                                   ======    ======

LONG-TERM DEBT AND LEASE OBLIGATIONS

Long-term debt and lease obligations are shown in the following table.

Long-Term Debt and Lease Obligations

(In millions)                               1994     1993
                                         -------  -------
Long-term debt
 8 3/8% Notes due 2004.................  $115.0   $    -
 8 3/8% Senior Notes due 1997..........       -     60.0
 12% Sinking Fund Debentures due 2010..    10.8     10.8
 Industrial Development Revenue
  Bonds due 2008.......................    10.0     10.0
 Revolving credit facility.............    10.0     10.0
 Other.................................     8.1      8.8
                                         ------   ------
                                          153.9     99.6
                                         ------   ------

Capital lease obligations
 6 3/4% Bonds due 2004.................     7.6      7.6
 6 3/8% Bonds due 1995 - 1997..........     2.6      3.4
 6 1/2% Bonds due 1994.................       -       .4
                                         ------   ------
                                           10.2     11.4
                                         ------   ------
                                          164.1    111.0
Current maturities.....................   (21.1)    (3.4)
                                         ------   ------
                                         $143.0   $107.6
                                         ======   ======

Except for the 8 3/8% Notes due 2004, the carrying amount of the company's long-term debt approximates fair value, which is determined using discounted cash flow analysis based on the company's incremental borrowing rate for similar types of financing arrangements. The fair value of the 8 3/8% Notes due 2004 is $104.4 million, which is based on recent trade prices through registered securities brokers.

In 1994, the company completed a public offering involving the issuance of $115.0 million of 8 3/8% Notes due 2004. The proceeds were used to redeem at par the company's outstanding 8 3/8% Senior Notes due 1997 and to repay short-term debt.

The 12% Sinking Fund Debentures due 2010 have annual sinking fund installments commencing in 1996. The debentures are redeemable at any time at the company's option subject to possible premiums and other restrictions.

The Industrial Development Revenue Bonds due 2008 are tax-exempt variable-rate bonds. The interest rate is established weekly and averaged 2.9% in 1994. The bonds are supported by a bank letter of credit, which requires a fee of 1 1/4% per annum on the amount outstanding.

Certain of the above long-term debt obligations contain various restrictions and financial covenants relating principally to additional secured indebtedness.

At December 31, 1994 and January 1, 1994, $10.0 million of borrowings under the company's revolving credit facility are included in long-term debt based on the expectation that such amount will remain outstanding for more than one year.

At December 31, 1994, current maturities includes the Industrial Development Revenue Bonds due 2008 and the 6 3/4% Bonds due 2004, both of which are expected to become payable within one year due to the closure of the company's two machine tool facilities in South Carolina.

Interest paid was $17.1 million in 1994, $19.0 million in 1993 and $18.9 million in 1992.

Maturities of long-term debt for the five years after 1994 are:

                1995:        $12.7 million
                1996:          6.3 million
                1997:          7.2 million
                1998:          1.3 million
                1999:          1.5 million

The capitalized lease assets are included in property, plant and equipment. Amortization of leased properties is included in depreciation and interest on lease obligations is included in interest expense.

Future minimum payments for principal and interest on capitalized leases are:

                1995:         $8.9 million
                1996:          1.0 million
                1997:          1.0 million
                After 1997:    -   million

The company also leases certain equipment under operating leases, some of which include varying renewal and purchase options. Future minimum rental payments applicable to noncancelable operating leases during the next five years and in the aggregate thereafter are:

                1995:        $15.9 million
                1996:         12.2 million
                1997:          9.1 million
                1998:          4.4 million
                1999:          3.1 million
                After 1999:    7.8 million

Rent expense was $17.4 million, $14.7 million and $9.6 million in 1994, 1993 and 1992, respectively.

LINES OF CREDIT

At year-end 1994, the company had lines of credit with various U.S. and non-U.S. banks of approximately $366 million, including a $200 million committed revolving credit facility. These credit facilities support letters of credit and leases in addition to providing borrowings under varying terms. The revolving credit facility was amended in December, 1994, to increase the amount of borrowings available thereunder from $130 million to $200 million, including borrowings denominated in German marks up to an equivalent of $100 million. The facility, which allows borrowings through July, 1996, requires a facility fee of 1/2 % per annum on the total $200 million revolving loan commitment and imposes restrictions on total indebtedness in relation to total capital (debt plus tangible net worth, the latter being approximately equal to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

shareholders' equity). The company has remained in compliance with the restrictions imposed by the facility since its inception. Under the provisions of the amended facility, the company's additional borrowing capacity totaled approximately $113 million at year-end 1994. A portion of this capacity was utilized to finance the acquisition of Krupp Widia GmbH early in 1995 (see Subsequent Events).

The weighted average interest rate on short-term borrowings outstanding as of year-end 1994 and 1993 was 7.3% and 5.5%, respectively.

SHAREHOLDERS' EQUITY

On April 15, 1993, the company completed the issuance of an additional 5.175 million common shares through a public offering, resulting in net proceeds (after deducting issuance costs) of $100.6 million. The proceeds of the offering were used to redeem $60.0 million of the company's 12% Sinking Fund Debentures due 2010 and to repay borrowings under revolving lines of credit and other bank debt. The redemption of the 12% Sinking Fund Debentures due 2010 effective May 17, 1993 resulted in an extraordinary loss on early extinguishment of debt of $5.2 million ($4.4 million after tax) in the second quarter. The extraordinary loss included a cash call premium of $4.7 million and the write-off of deferred financing fees of $.5 million.

Shareholders' Equity - Preferred and Common Shares

(Dollars in millions, except per-share amounts)     1994   1993
                                                   -----  -----
4% Cumulative Preferred shares authorized,
  issued and outstanding, 60,000 shares at
  $100 par value, redeemable at $105 a share...    $ 6.0  $ 6.0
Common shares, $1 par value authorized
  50,000,000 shares, issued and outstanding,
  1994: 33,742,125 shares, 1993: 33,531,723....     33.7   33.5
                                                   =====  =====

The company has authorized ten million serial preference shares with $1 par value. None of these shares has been issued.

Holders of company common stock have one vote per share until they have held their shares for at least 36 consecutive months, after which they are entitled to ten votes per share.

CONTINGENCIES

Various lawsuits arising during the normal course of business are pending against the company and its consolidated subsidiaries. In the opinion of management, the ultimate liability, if any, resulting from these matters will have no significant effect on the company's consolidated financial position or results of operations.

FOREIGN EXCHANGE CONTRACTS

The company enters into foreign exchange contracts to hedge foreign currency transactions on a continuing basis for periods commensurate with its known or expected exposures. The purpose of this practice is to minimize the effect of foreign currency exchange rate fluctuations on the company's operating results. The company does not engage in speculation.

At December 31, 1994, the company had outstanding foreign exchange contracts totaling $11.9 million, which generally mature in periods of six months or less. These contracts require the company and its subsidiaries to exchange currencies at the maturity dates at exchange rates agreed upon at inception.

LONG-TERM INCENTIVE PLANS

The 1994 Long-Term Incentive Plan (1994 Plan) permits the company to grant its common shares in the form of non-qualified stock options, incentive stock options, restricted stock and performance awards. A summary of amounts issued under the 1994 Plan and prior plans is presented in the following table.

Stock Options, Restricted Stock Awards and SARs
                                                              Price
                                           Shares      SARs   Range
                                        ---------   -------  ------
Outstanding at year-end 1991..........  1,852,028   515,762  $ 9-29

  Activity during 1992 - Granted......    462,920         -   15-16
                       - Exercised....    (91,628)        -    9-25
                       - Canceled.....   (148,167)        -    9-25
                       - SARs Canceled    515,762  (515,762)   9-28
                                        ---------  --------  ------
Outstanding at year-end 1992..........  2,590,915         -    9-29

  Activity during 1993- Granted.......    118,025         -   17-24
                      - Exercised.....   (854,918)        -    9-25
                      - Canceled......   (136,947)        -   13-29
                                        ---------  --------  ------
Outstanding at year-end 1993..........  1,717,075         -    9-28

  Activity during 1994- Granted.......    481,547         -      23
                      - Exercised.....   (203,404)        -    9-25
                      - Canceled......    (25,782)        -   16-25
                                        ---------  --------  ------
Outstanding at year-end 1994..........  1,969,436         -  $ 9-28
                                        =========  ========  ======

Exercisable Stock Options at Year-End

                                 Stock
                               Options
                             ---------
1992.......................  1,748,565
1993.......................  1,474,262
1994.......................  1,437,636

The non-qualified stock options and incentive stock options are issued at market and, under the terms of a prior plan, could be granted in tandem with SARs. However, during 1992, all previously granted SARs were canceled with the consent of the holders. Stock options become exercisable under varying terms and expire

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in ten years. Shares of restricted stock are subject to three-year restrictions against selling, encumbering or otherwise disposing of these shares. Performance awards may be earned based on achievement of specified annual earnings objectives.

The maximum number of shares that may be granted under the 1994 Plan is 2,000,000, all of which were available for grant at year-end 1993. At year-end 1994, 1,481,950 shares were available for grant.

GEOGRAPHIC INFORMATION

The following table summarizes the company's U.S. and foreign operations which are located principally in Western Europe.

Sales of U.S. operations include export sales of $142.0 million in 1994, $118.7 million in 1993 and $111.7 million in 1992.

Total sales of the company's U.S. and foreign operations to unaffiliated customers outside the U.S. were $417.6 million, $298.4 million and $242.6 million, in 1994, 1993 and 1992, respectively.

U.S. and Foreign Operations

(In millions)                    1994    1993     1992
                               ------  ------   ------
U.S. operations
 Sales.......................  $873.9  $831.9   $654.1
 Operating earnings..........    50.6    49.6     47.9
 Consolidation charge........       -   (47.1)       -
 Disposition of subsidiary...       -   (22.8)       -
 Identifiable assets.........   471.4   420.6    410.8
 Liabilities.................   506.3   469.9    403.3
 Capital expenditures........    33.2    21.3     13.9
 Depreciation................    18.8    19.1     16.3

Foreign operations
 Sales.......................   323.2   197.5    135.1
 Operating earnings..........    27.2     8.0      1.5
 Identifiable assets.........   289.4   285.9    148.7
 Liabilities.................   123.5   135.6     41.2
 Capital expenditures........     9.8     2.1      3.7
 Depreciation................     9.4     7.0      4.6

SEGMENT INFORMATION

Cincinnati Milacron is one of the world's leading manufacturers of plastics machinery, machine tools, computer controls and software for factory automation. In addition, the company is a leading producer of precision grinding wheels, metalworking fluids and metalcutting tools.

Financial data for the past three years for the company's business segments are shown in the following tables.

Sales by Segment

(In millions)                  1994      1993    1992
                           --------  --------  ------
Plastics machinery (a)...  $  503.8  $  357.2  $301.4
Machine tools............     338.5     355.0   379.7
Industrial products (b)..     354.8     317.2   108.1
                           --------  --------  ------
                           $1,197.1  $1,029.4  $789.2
                           ========  ========  ======

Operating Information by Segment

(In millions)                             1994      1993     1992
                                       -------  --------  -------
Operating earnings (loss)
  Plastics machinery (a)(c)..........  $ 42.5    $ 26.6   $ 22.8
  Machine tools......................     1.0       3.9      8.9
  Industrial products (b)............    34.3      27.1     17.7
  Consolidation charge (d)...........       -     (47.1)       -
  Disposition of subsidiary(e).......       -     (22.8)       -
  Unallocated corporate expenses(f)..   (13.6)    (11.5)    (6.2)
                                       ------    ------   ------
    Operating earnings(loss).........    64.2     (23.8)    43.2
  Interest expense-net...............   (15.3)    (13.4)   (16.2)
                                       ------    ------   ------
  Earnings (loss) before income
    taxes, extraordinary items and
    cumulative effect of changes
    in methods of accounting.........  $ 48.9    $(37.2)  $ 27.0
                                       ======    ======   ======
Identifiable assets
  Plastics machinery (a).............  $295.0    $289.0   $219.9
  Machine tools......................   270.8     243.1    282.8
  Industrial products  (b)...........   195.0     174.4     56.8
  Unallocated corporate assets (g)...    26.8      23.1     19.4
                                       ------    ------   ------
      Total assets...................  $787.6    $729.6   $578.9
                                       ======    ======   ======
Capital expenditures
  Plastics machinery (a).............  $ 13.8    $  4.2   $  6.2
  Machine tools......................    11.6       8.8      7.1
  Industrial products  (b)...........    17.6      10.4      4.3
                                       ------    ------   ------
      Total capital expenditures.....  $ 43.0    $ 23.4   $ 17.6
                                       ======    ======   ======
Depreciation
  Plastics machinery (a).............  $  9.2    $  6.2   $  7.7
  Machine tools......................     7.2       9.4     10.6
  Industrial products  (b)...........    11.8      10.5      2.6
                                       ------    ------   ------
      Total depreciation.............  $ 28.2    $ 26.1   $ 20.9
                                       ======    ======   ======

(a) The increases in the plastics machinery segment are partially attributable to the inclusion of Ferromatik on November 8, 1993.

(b) The increases in the industrial products segment are largely attributable to the inclusion of Valenite as of February 1, 1993.

(c)  The 1993 amount includes a $2.5 million gain on sale of surplus land.

(d)  This amount relates to the machine tools segment.

(e)  This amount relates to the plastics machinery segment.

(f) Includes corporate research and development and certain administrative expenses. The 1994 and 1993 amounts include amortization of financing costs and costs related to the sale of receivables.

(g) Includes cash and cash equivalents and the assets of the company's insurance and utility subsidiaries.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUBSEQUENT EVENTS

On January 27, 1995, the company completed the sale of its American Mine Tool business resulting in a pretax gain to be recognized in the first quarter of 1995 of approximately $5 million. The sale will not have a significant effect on reported sales or earnings from normal operations in the future.

On February 1, 1995, the company completed the acquisition of Krupp Widia GmbH (Widia) for DM 121 million (approximately $78 million) in cash and DM 33 million (approximately $21 million) in assumed debt. Headquartered in Germany, Widia had sales of approximately $240 million in 1994 and is one of the world's leading producers of metalcutting products and industrial magnets. The acquisition, which will be accounted for under the purchase method, was financed principally through borrowings under the company's revolving credit agreement. The company is currently evaluating alternative actions to integrate Valenite and Widia to improve future profitability which could result in incremental costs and expenses in 1995.

                       [LETTERHEAD OF ERNST & YOUNG LLP]

                        Report of Independent Auditors

Board of Directors
Cincinnati Milacron Inc.

We have audited the accompanying Consolidated Balance Sheet of Cincinnati Milacron Inc. and subsidiaries as of December 31, 1994 and January 1, 1994, and the related Consolidated Statements of Earnings, Changes in Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cincinnati Milacron Inc. and subsidiaries at December 31, 1994 and January 1, 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in the Note to Consolidated Financial Statements, Cumulative Effect of Changes in Methods of Accounting, in 1993 the company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.

                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP

February 24, 1995

- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Use of Proceeds...........................................................   13
Capitalization............................................................   14
Ratio of Earnings to Fixed Charges........................................   15
Selected Historical Financial Data........................................   16
Selected Historical Segment Information...................................   18
Selected Historical Geographic Information................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
The Exchange Offer........................................................   26
Business..................................................................   32
Description of the New Notes..............................................   41
Plan of Distribution......................................................   50
Certain Federal Income Tax Considerations.................................   50
Legal Matters.............................................................   51
Experts...................................................................   51
Financial Statements......................................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  CINCINNATI
                                   MILACRON


                       OFFER TO EXCHANGE ITS REGISTERED
                            7 7/8% NOTES DUE 2000
                      FOR ANY AND ALL OF ITS OUTSTANDING
                             7 7/8% NOTES DUE 2000


                               -----------------

                                  PROSPECTUS

                               -----------------




- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and
(b) of such Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. It also provides that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and it empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

  Article Eleventh of the Restated Certificate of Incorporation, as amended, of the Company provides that, to the fullest extent that the General Corporation Law of Delaware permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

  Section 1 of Article XII of the By-Laws of the Company, as amended, provides that the Company shall to the fullest extent permitted by applicable law indemnify any person who is or was a director or officer of the Company and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

  Section 2 of Article XII of the By-Laws of the Company, as amended, provides that the Company may purchase and maintain insurance to protect itself and any person entitled to indemnification under such Article XII against any expenses, judgments, fines and amounts paid in settlement as specified in Article XII or incurred by any such person in connection with any Proceeding referred to in
Article XII, to the fullest extent permitted by applicable law. The Company also may enter into contracts with any person entitled to indemnification under
Article XII in furtherance of the provisions of such Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in Article XII.

  The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors in connection with the performance of their duties.

ITEM 21.  EXHIBITS.

     4.1*  Indenture dated as of July 1, 1985, between the Company and
           BankAmerica Trust Company of New York, as Trustee (incorporated by reference to the Company's Form S-3 Registration Statement filed
           June 9, 1986 (File No. 33-06147)).
     4.2*  Second Supplemental Indenture dated as of March 16, 1994, to the
           Indenture dated as of July 1, 1985, between the Company and
           BankAmerica National Trust Company (as successor to BankAmerica
           Trust Company of New York), as Trustee (incorporated by reference to the Company's Form S-4 Registration Statement filed April 7, 1994
           (File No. 33-53009)).
     4.3*  Third Supplemental Indenture dated as of May 17, 1995, to the
           Indenture dated as of July 1, 1985, between the Company and
           BankAmerica National Trust Company (as successor to BankAmerica
           Trust Company of New York), as Trustee.
     4.4*  Form of Note.
     4.5*  Registration Rights Agreement relating to the Old Notes.
     5*    Opinion of Cravath, Swaine & Moore.
     8*    Tax Opinion of Cravath, Swaine & Moore (included in Exhibit 5).
     12*   Statement regarding computation of ratios.
     23.1  Consent of Ernst & Young LLP.
     23.2  Consent of Coopers & Lybrand GmbH.
     23.3* Consent of Cravath, Swaine & Moore (included in Exhibit 5).
     24*   Powers of attorney.
     25*   Form T-1 Statement of Eligibility and Qualification under the Trust
           Indenture Act of 1939.
     99.1  Form of Letter of Transmittal.
     99.2  Form of Notice of Guaranteed Delivery.
     99.3  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
     99.4  Form of Letter to Clients.

- --------

* Previously filed

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4 under the Securities Act, including information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CINCINNATI, STATE OF OHIO, ON THIS 21ST DAY OF JULY, 1995.

                                         CINCINNATI MILACRON INC.,
                                         Registrant

                                                   /s/  Ronald D. Brown
                                         By___________________________________
                                            RONALD D. BROWN VICE PRESIDENT,
                                                        FINANCE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                       TITLE                 DATE

                 *                    Chairman of the Board,
- ------------------------------------   Chief Executive        July 21, 1995
          DANIEL J. MEYER              Officer and Director
                                       (Principal Executive
                                       Officer)

        /s/ Ronald D. Brown           Vice President, Finance
- ------------------------------------   (Principal Financial   July 21, 1995
          RONALD D. BROWN              Officer)

                 *                    Controller (Principal
- ------------------------------------   Accounting Officer)    July 21, 1995
         ROBERT P. LIENESCH

                 *                    Director
- ------------------------------------                          July 21, 1995
          DARRYL F. ALLEN

                 *                    Director
- ------------------------------------                          July 21, 1995
         NEIL A. ARMSTRONG

                 *                    Director
- ------------------------------------                          July 21, 1995
          LYLE EVERINGHAM

              SIGNATURE                         TITLE                DATE

                  *                     Director
- -------------------------------------                           July 21, 1995
          JAMES A.D. GEIER

                  *                     Director
- -------------------------------------                           July 21, 1995
          HARRY A. HAMMERLY

                  *                     Director
- -------------------------------------                           July 21, 1995
          JAMES E. PERELLA

                  *                     Director
- -------------------------------------                           July 21, 1995
           RAYMOND E. ROSS

                  *                     Director
- -------------------------------------                           July 21, 1995
          JOSEPH A. STEGER

                  *                     Director
- -------------------------------------                           July 21, 1995
        HARRY C. STONECIPHER

  *THE UNDERSIGNED, BY SIGNING HIS NAME HERETO, DOES HEREBY SIGN THIS AMENDMENT ON BEHALF OF EACH OF THE ABOVE-INDICATED OFFICERS AND DIRECTORS OF CINCINNATI MILACRON INC. PURSUANT TO POWERS OF ATTORNEY EXECUTED ON BEHALF OF EACH SUCH OFFICER OR DIRECTOR.

BY       /s/ Ronald D. Brown
 -----------------------------------
           RONALD D. BROWN
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

                                                                       PAGE NO.
                                                                       --------
  4.1* Indenture dated as of July 1, 1985, between the Company and
       BankAmerica Trust Company of New York, as Trustee
       (incorporated by reference to the Company's Form
       S-3 Registration Statement filed June 9, 1986 (File No. 33-
       06147)).
  4.2* Second Supplemental Indenture dated as of March 16, 1994, to the Indenture dated as of July 1, 1985, between the Company and BankAmerica National Trust Company (as successor to
       BankAmerica Trust Company of New York), as Trustee
       (incorporated by reference to the Company's Form S-4
       Registration Statement filed April 7, 1994 (File No. 33-
       53009)).
  4.3* Third Supplemental Indenture dated as of May 17, 1995, to the
       Indenture dated as of July 1, 1985, between the Company and
       BankAmerica National Trust Company (as successor to
       BankAmerica Trust Company of New York), as Trustee.
  4.4* Form of Note.
  4.5* Registration Rights Agreement relating to the Old Notes.
  5*   Opinion of Cravath, Swaine & Moore.
       Tax Opinion of Cravath, Swaine & Moore (included in Exhibit
  8*   5).
 12*   Statement regarding computation of ratios.
 23.1  Consent of Ernst & Young LLP.
 23.2  Consent of Coopers & Lybrand GmbH.
 23.3* Consent of Cravath, Swaine & Moore (included in Exhibit 5).
 24*   Powers of attorney.
 25*   Form T-1 Statement of Eligibility and Qualification under the
       Trust Indenture Act of 1939.
 99.1  Form of Letter of Transmittal.
 99.2  Form of Notice of Guaranteed Delivery.
 99.3  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
       Companies and Other Nominees.
 99.4  Form of Letter to Clients.

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* Previously filed